EXHIBIT 10.1

ABF NATIONAL MASTER FREIGHT AGREEMENT

For the Period of

April 1, ~~2013~~2018 through

March 31, ~~2018~~ June 30, 2023 covering:

Operations in, between and over all of the states, territories and possessions of the United States, and operations into and all of all contiguous territory.

ABF FREIGHT SYSTEM, INC. hereinafter referred to as the “Employer” or “Company” or “ABF” and the TEAMSTERS NATIONAL FREIGHT INDUSTRY NEGOTIATING COMMITTEE representing Local Unions affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, and Local Union No.——— which Local Union is an affiliate of the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, agree to be bound by the terms and conditions of this Agreement.

ARTICLE 1.   PARTIES TO THE AGREEMENT

Section 1. Employers Covered

NO CHANGE

Section 2. Unions Covered

NO CHANGE

Section 3. Transfer of Company Title or Interest

NO CHANGE

ARTICLE 2.   SCOPE OF AGREEMENT

Section 1. Master Agreement

NO CHANGE

Section 2. Supplements to Master Agreement

NO CHANGE

Section 3. Non-covered Units

NO CHANGE

Card Check

NO CHANGE

Additions to Operations: Over-The-Road and Local Cartage Supplemental Agreements

NO CHANGE

Section 4.  Single Bargaining Unit

NO CHANGE

Section 5.  Riders

NO CHANGE

ARTICLE 3.   RECOGNITION, UNION SHOP AND CHECKOFF

Section 1.   Recognition

NO CHANGE

Union Shop

NO CHANGE

Hiring

NO CHANGE

State Law

NO CHANGE

Agency Shop

NO CHANGE

Savings Clause

NO CHANGE

Employer Recommendation

NO CHANGE

Future Law

NO CHANGE

No Violation of Law

NO CHANGE

Section 2.   Probationary and Casual Employees

(a)	Probationary Employees

NO CHANGE

(b)	Casual Employees

NO CHANGE

(7) a.  Casual Employment

NO CHANGE

(7) b.  Regular Employment

NO CHANGE

(c) Employment Agency Fees

NO CHANGE

Section 3.   Checkoff

NO CHANGE

Section 4.   Work Assignment

NO CHANGE

Section 5.

NO CHANGE

Section 6.  Electronic Funds Transfer

NO CHANGE

Section 7.  Utility Employee

The parties recognize the need for the Employers to compete effectively in a changing environment.  To this end, there shall be established a new position on the local cartage seniority list called a Utility Employee. The intent of the parties’ creation of the Utility Employee position is to generate additional job opportunities and enhance employee earnings, by enhancing the Employer’s ability to compete and grow.

Subject to the approval of the National Utility Employee Review Committee, the Employer may establish Utility Employee positions at any facility at its discretion as-needed, and CDL-qualified road or local cartage employees may bid for Utility Employee positions in accordance with established terminal bidding procedures. All CDL-qualified drivers with the required endorsements shall have the opportunity to transfer to the local cartage operation, if necessary, and bid for open Utility Employee positions with full seniority rights.  There shall be no retreat rights for employees who transfer to the local cartage operation to bid an open Utility Employee position. For example, if a road driver bids into the Utility Employee position, he relinquishes his road seniority for bidding purposes and cannot return to the road driver classification, unless through a change of operations, or bid back rights consistent with the applicable Supplement. The Employer shall be permitted to assign a qualified local cartage employee to a Utility Employee position on a temporary basis when necessary to pursue business opportunities that become available, as long as the temporary assignment is made in seniority order and if senior employees do not accept the temporary positions, less senior employees are forced from the bottom of the seniority list.  Temporary vacancies in the Utility Employee position, for things such as sickness, vacations, leaves of absences, will be filled consistent with practices under the applicable Supplemental Agreement.

The Utility Employee shall work across all classifications as assigned and as necessary to meet business needs, and there shall be no restrictions on the type of freight or work handled.  A Utility Employee’s duties during a tour of duty may, at his/her home terminal, include performing Utility-related dock work, P&D (local cartage) work, hostling/yard work (drop & hooks), and any driving work. ~~At larger facilities where the Employer utilizes Utility Employees and there is more than Utility work performed, the Employer will designate a specific area on the dock where freight to be handled by Utility Employees will be staged.  Non-utility freight will be staged at a designated area and the employees at the destination terminal will handle the non-utility freight.~~

A Utility Employee shall perform all local cartage functions at his home terminal. Notwithstanding anything in this Agreement or any Supplemental Agreement to the contrary, Utility Employees also may be required to work across Local Union jurisdictional lines.  It is not the intent to use Utility Employees to perform local peddle runs or P&D work outside their Local Union’s jurisdiction.  At away terminals, a Utility Employee may perform Utility-related dock work, hostling and drop and hooks on his/her own equipment. A Utility Employee shall fuel his/her own equipment at away terminals, if there are no fuelers available. All Utility Employees shall be returned to his home domicile at the end of his shift, absent bona fide extenuating circumstances, in which case they shall be paid on all hours.

The Employer shall pay each Utility Employee an hourly premium of $1.00 per hour over the highest rate the Employer pays to local cartage drivers under the Supplemental Agreement covering the Utility Employee’s home domicile.  Employees in progression who bid into Utility Employee positions or individuals the Employer hires into Utility Employee positions shall complete the progression for local cartage drivers outlined in the applicable Supplemental Agreement.  A Utility Employee in progression shall receive the hourly premium in addition to the Utility Employee’s progression rate.

A Utility Employee’s work week shall consist of any four (4) ten (10) hour or five (5) eight (8) hour consecutive days starting Sunday, Monday, or Tuesday, subject to a forty (40) hour guarantee during that period.  With four (4) ten (10) hour days, the Utility Employee shall have three (3) consecutive days off and with five (5) eight (8) hour days the Utility Employee shall have two (2) consecutive days off.  The Employer may establish multiple start times bid by Utility Employees and may slide such start times on a daily basis by either thirty (30) minutes before or thirty (30) minutes after the bid start times.

The parties recognize that most, if not all locations will have Utility Employees regardless of facility size, geographic and/or service area.  Subject to the approval of the National Utility Employee Review Committee or the Committee Chairman or their designees, the Employer may establish and modify Utility Employee positions and bids without the approval of a change of operations or other Union approval.  All bids shall be offered in seniority order, and, if senior employees do not bid open positions, less senior employees shall be forced from the bottom of the seniority list.

In the event the Employer’s proposed use of a Utility Employee position causes a transfer, change or modification of any driver’s present terminal, breaking point or domicile, the proposed change shall be submitted to a National Utility Employee Review Committee comprised of three representatives designated by the Vice President of ~~TMI~~ Employee Relations for ABF and three representatives designated by the Chairman of TNFINC. The Vice President of ~~TMI~~ Employee Relations for ABF or his designee and the Chairman of TNFINC or his designee shall be the ~~TMI~~ Company and the TNFINC Chairmen of the National Utility Review Committee. The

National Utility Employee Review Committee shall establish rules of procedure to govern the manner in which proposed Utility Employee operational changes are to be heard.

The National Utility Employee Review Committee shall have the authority to determine the seniority application of employees affected by the operational change and such determination shall be final and binding.  No proposed operational change will be approved which violates this Agreement.  In the event the National Utility Employee Review Committee is unable to resolve a matter, the case shall be submitted to the National Review Committee on an expedited basis.  Neither the Union nor the Employer shall unreasonably delay the scheduling or completion of any requested meeting, or the submission of any dispute to the National Review Committee.  In no event shall a Utility Employee operational change hearing be held more than fifteen (15) business days after the Employer meets with the affected Local Unions to discuss the written operational change proposal.

Any grievance concerning the application or interpretation of Article 3, Section 7 shall be first referred to the National Utility Employee Review Committee for resolution.  If the National Utility Employee Review Committee is unable to reach a decision on an interpretation or grievance, the issue will be referred to the National Grievance Committee. The National Utility Employee Review Committee shall have jurisdiction over alleged violations of seniority rights in the bidding of the Utility Employee positions, issues regarding the utilization of the Utility Employee position consistent with this Section, and issues regarding the seniority rights of employees bidding into the Utility Employee position.

Subject to the approval of the National Utility Employee Review Committee, the Employer may establish the number of Utility Employee positions at any location.

The parties agree that nothing in this Article 3, Section 7 shall alter the Employer’s ability to engage in layoffs in accordance with the layoff provisions of the applicable Supplemental Agreement. In the event a Utility Employee is laid off, the Employer may re-bid that position in accordance with seniority provisions of the applicable Supplemental Agreement.

ARTICLE 4.   STEWARDS

NO CHANGE

ARTICLE 5.

Section 1.  Seniority Rights

NO CHANGE

Section 2.   Mergers of Companies-General

NO CHANGE

Combining of Terminals or Operations as a Result of Merger of Companies

NO CHANGE

Active Seniority List

NO CHANGE

Layoff Seniority list

NO CHANGE

Temporary Authority

NO CHANGE

Purchase of Rights

NO CHANGE

Exclusive Cartage Operations

NO CHANGE

Committee Authority

NO CHANGE

Section 3.   Intent of Parties

NO CHANGE

Section 4.   Equipment Purchases

NO CHANGE

Highest Rates Prevail

NO CHANGE

Cutting Seniority Board

NO CHANGE

Posting Seniority List

NO CHANGE

Section 5.   Work Opportunity

NO CHANGE

Section 6.  Overtime

NO CHANGE

ARTICLE 6.

Section 1.  Maintenance of Standards

NO CHANGE

Local Standards

NO CHANGE

Individual Employer Standards

NO CHANGE

General

NO CHANGE

Section 2.  Extra Contract Agreements

NO CHANGE

Section 3.  Workweek Reduction

NO CHANGE

Section 4.  New Equipment

NO CHANGE

ARTICLE 7.  LOCAL AND AREA GRIEVANCE

MACHINERY

Section 1.

~~(a) Provisions relating to local, state and area grievance machinery are set forth in the applicable Supplements to this Agreement.~~

~~Each Supplemental Agreement shall provide for a Regional Joint Area Review Committee. The Committee shall review and consider any case deadlocked by the Regional Joint Area Committee. The Regional Joint Area Review Committee shall consist of the Freight Coordinator from the applicable Region or a designee of the TNFINC Chairman and a designee of the Executive Director of TMI.  The Committee shall have the authority to resolve any such deadlocked case either by review of the evidence presented to the Regional Joint Area Committee or by rehearing the case. The decisions of the Committee shall be final and binding. In the event the Committee is unable to resolve the deadlock, the case shall be referred to the National Grievance Committee.~~

~~Unless otherwise indicated in writing to TMI and TNFINC by a Supplemental Negotiating Committee prior to ratification of this Agreement, there shall be no arbitration of discharge and suspensions.~~

(a) The provisions provided herein shall replace and supersede prior language and Provisions in the individual supplements with regards to local, state and area grievance machinery.

Each IBT Region shall provide for a Joint Area Committee, comprised of the Supplements in that Geographic Region, that shall meet on a quarterly basis at a location agreed to by the Employer and Regional Freight Coordinator.  In addition the Joint Area Committee may be required to meet at a Supplemental location for a special hearing of out of service cases, no later than thirty (30) days after the request is received by the administrator of the grievance process.

The Committee shall be made up of Local Union representatives from the Supplement involved and ABF Employee Relations Personnel or their designees.  It is agreed that for a Committee to hear a case there shall be an equal number of Employer Committee members and Union Committee members sitting, not to exceed three (3) each and not less than two (2).  Local Union representatives who are appearing as presenters or witnesses for the Local Union involved in a proceeding before a Committee, will be ineligible to act as a member of that Committee.  The Company Panel for cases to be heard at any level shall consist of not less than two (2) ABF Employee Relations Personnel or their designees.

In the event a grievance matter is deadlocked at the Joint Area Committee level, it shall be referred to the appropriate ABF Regional Committee for handling or as provided for in the Joint Area Committee rules of procedure for discharges and suspension.  If not resolved at that level it shall be referred to the ABF Review Committee or to the ABF National Grievance Committee.

All grievances arising under the provisions of the Master Agreement (Articles 1-39) shall be filed directly with the appropriate Regional Joint Area Committee. The Regional Joint Area Committee shall have the authority to render a final and binding decision or direct the grievance to the appropriate lower level committee for hearing if the grievance is not properly claimed under the provisions of the Master Agreement. The Regional Joint Area Committee must hear and decide such cases within ninety (90) days of the filing of the grievance. Grievances arising under Article 9 Protection of Rights, Article 29, Sections 1 or 2(a) and (b) - Substitute Service and Article 32, Subcontracting shall be expeditiously processed and may be heard at either regularly scheduled or specially called hearings. A grievance may be filed by any Region whose members are adversely affected by an alleged violation of Article 32, Section 4(b) occurring within its jurisdiction.

Each Supplemental Agreement shall provide for a Regional Joint Area Review Committee. The Committee shall review and consider any case deadlocked by the Regional Joint Area Committee. The Regional Joint Area Review Committee shall consist of the Freight Coordinator from the applicable Region or a designee of the TNFINC Chairman and a designee of the Vice President of Employee Relations for ABF Freight.  The Committee shall have the authority to resolve any such deadlocked case either by review of the evidence presented to the Regional Joint Area Committee or by rehearing the case. The decisions of the Committee shall be final and binding. In the event the Committee is unable to resolve the deadlock, the case shall be referred to the National Grievance Committee.

It is mutually agreed that the procedures for processing complaints concerning matters of highway and equipment safety shall be incorporated in the applicable Supplemental Agreement, in accordance with the guidelines established by the ABF National Master Freight Safety, Health and Equipment Committee provided for in Article 16.

Special Regional Joint Area Committees shall also be created in compliance with the provisions of Article 35, Sections 3 and 4. The procedure set forth in the grievance machinery and in the national grievance procedure may be invoked only by the authorized Union representative or the Employer representative. Authorized representatives of the Union and/or Employer may file grievances alleging violation of this Agreement, under local grievance procedure, or as provided herein, unless provided to the contrary or otherwise mutually agreed in the Supplemental Agreement and/or respective committee rules of procedure. Time limitations regarding the filing of grievances, if not set forth in the respective Supplemental Agreements, must appear in the Rules of Procedure of the various grievance committees and shall apply equally to the Employer and employees.

The Rules of Procedure of the various committees established under the Agreement shall be subject to the review and approval of the ABF National Grievance Committee.

In order that each committee may operate quickly and efficiently, the parties agree that a person or service provider shall be selected and designated to serve as Secretary. Each Panel shall have its own Secretary. The Secretary shall perform only the duties assigned to him/her by the Panel. The Secretary shall docket cases, prepare the agenda and mail/email a copy prior to the scheduled meeting of the Panel to each member of the Panel, the Employer and Local Unions whose case appears on the agenda. The Secretary shall attend the meeting to prepare and keep the minutes and mail/email copies of the minutes to the members of the Panel and shall also mail/email copies of the decision of the Panel to all ABF representatives and Local Unions who are parties to this Agreement.

If a Local Union dockets a case at a joint area committee, the Company and the Union shall both be required to pay a seventy-five ($75.00) fifty ($50.00) dollar docketing or hearing fee. The expenses for operating a joint area committee shall be borne equally by all the covered Local Unions on a pro rata basis and Company operations which are covered by this Agreement. The parties reserve the right to modify the above fees or impose an assessment, by mutual consent.

~~(b) All grievances arising under the provisions of the Master Agreement (Articles 1-39) shall be filed directly with the appropriate Regional Joint Area Committee. The Regional Joint Area Committee shall have the authority to render a final and binding decision or direct the grievance to the appropriate lower level committee for hearing if the grievance is not properly claimed under the provisions of the Master Agreement. The Regional Joint Area Committee must hear and decide such cases within ninety (90) days of the filing of the grievance. Grievances arising under Article 9 - Protection of Rights, Article 29, Sections 1 or 2(a) and (b) - Substitute Service and Article 32, Subcontracting shall be expeditiously processed and may be heard at either regularly scheduled or specially called hearings. A grievance may be filed by any Region hose members are adversely affected by an alleged violation of Article 32, Section 4(b) occurring within its jurisdiction.~~

~~(c) It is mutually agreed that the procedures for processing complaints concerning matters of highway and equipment safety shall be incorporated in the applicable Supplemental Agreement, in accordance with the guidelines established by the ABF National Master Freight Safety, Health and Equipment Committee provided for in Article 16.~~

~~Special Joint Area Committees shall also be created in compliance with the provisions of Article 35, Sections 3 and~~

~~4.~~

The procedure set forth in the ~~local, state and area~~ joint area and regional joint area grievance machinery and in the national grievance procedure may be invoked only by the authorized Union representative or the Employer representative. Authorized representatives of the Union and/or Employer may file grievances alleging violation of this Agreement, under ~~local~~ this grievance procedure, or as provided herein, unless provided to the contrary or otherwise mutually agreed in the Supplemental Agreement and/or respective committee rules of procedure.  Time limitations regarding the filing of grievances, if not set forth in the respective Supplemental Agreements, must appear in the Rules of Procedure of the various grievance committees and shall apply equally to the Employer and employees.

The Rules of Procedure of the various committees established under the Agreement shall be subject to the review and approval of the National Grievance Committee.

Section 2.  Grievant’s Bill of Rights

NO CHANGE

Section 3.

All ~~Local, State and Area~~ Grievance Committees ~~established under Supplemental Agreements~~ shall revise their Rules of Procedure to include the “Grievant’s Bill of Rights” set forth in Section 2 above and shall submit their revised Rules of Procedure to the National Grievance Committee for approval no more than ninety (90) days after the effective date of this Agreement. The National Grievance Committee may revise, delete or add to the Rules of Procedure for a Supplemental Grievance Committee in any manner necessary to ensure conformity with the purposes and objectives of the Grievant’s Bill of Rights. The decisions of the National Grievance Committee in this regard shall be final and binding.

Section 4.

Discharge cases shall be docketed and scheduled to be heard at the next regularly scheduled Joint Area ~~State/Supplemental~~ Committee meeting. In addition the Joint Area Committee may be required to meet at a Supplemental location for a special hearing of out of service cases, no later than thirty (30) days after the request is received by the administrator of the grievance process.

Section 5.  Timely Payment of Grievances

NO CHANGE

Section 6.

NO CHANGE

ARTICLE 8.   NATIONAL GRIEVANCE PROCEDURE

Section 1.

All grievances or questions of interpretations arising under this ABF National Master Freight Agreement or Supplemental Agreements thereto shall be processed as set forth below.

(a) All factual grievances or questions of interpretation arising under the provisions of the Supplemental Agreement (or factual grievances arising under the ABF National Master Freight Agreement), shall be processed in accordance with the grievance procedure of the applicable Supplemental Agreement.

If upon the completion of the grievance procedure of the Supplemental Agreement the matter is deadlocked, the case shall be immediately forwarded to both the Employer and Union secretaries of the National Grievance Committee, together with all pertinent files, evidence, records and committee transcripts.

Any request for interpretation of the ABF National Master Freight Agreement shall be submitted directly to the Regional Joint Area Committee for the making of a record on the matter, after which it shall be immediately referred to the National Grievance Committee. Such request shall be filed with both the Union and Employer secretaries of the National Grievance Committee with a complete statement of the matter.

(b) Any matter which has been referred pursuant to Section 1(a) above, or any question concerning the interpretation of the provisions contained in the ABF National Master Freight Agreement, shall be submitted to a permanent National Grievance Committee which shall be composed of an equal number of employer and union representatives.  The National Grievance Committee shall meet on a regular basis, for the disposition of grievances referred to it, or may meet at more frequent intervals, upon call of the chairman of either the Employer or Union representatives on the National Grievance Committee. The National Grievance Committee shall adopt rules of procedure which may include the reference of disputed matters to subcommittees for investigation and report, with the final decision or approval, however, to be made by the National Grievance Committee. If the National Grievance Committee resolves the dispute by a majority vote of those present and voting, such decisions shall be final and binding upon all parties.

Cases deadlocked by the National Grievance Committee shall be referred as provided in Section 2(b) below. Procedures relating to such referrals shall be included in the Rules of Procedure of the National Grievance Committee.

The Employer may request the co-chairmen of the National Grievance Committee to appoint and convene a joint Employer and Union Committee which shall have the authority to approve uniform dispatch procedures and rules which shall apply to the individual company’s over-the-road operations.

~~No Employer signatory to this Agreement shall be permitted to have its own grievance procedure.~~

Section 2.

(a) The National Grievance Committee by majority vote may consider and review all questions of interpretation which may arise under the provisions contained in the ABF National Master Freight Agreement which are submitted by either the Chairman of TNFINC or the ~~Executive Director~~ Vice President of ~~TMI~~ Employee Relations for ABF. The National Grievance Committee by majority vote shall have the authority to reverse and set aside all resolutions of grievances by any lower level grievance committee or review committee involving or affecting the interpretation(s) of Articles 1-39 of the ABF National Master Freight Agreement, in which case the decision of the National Grievance Committee shall be final and binding. A failure by the National Grievance Committee to reach a majority decision on a question concerning interpretation or on a review of a decision by a lower level grievance committee or review committee shall not be considered a deadlock and will not be referred to the National Review Committee. In case of a failure to reach a majority decision in reviewing the decision of a lower level grievance committee or review committee, the decision of the lower level grievance committee or review committee shall stand as final and binding.

(b) All grievances deadlocked at the National Grievance Committee shall be processed as set forth below.

1. All such deadlocked grievances shall be automatically referred to the National Review Committee, which shall consist of the Chairman of TNFINC, or his/her designee and the ~~Executive Director~~ Vice President of ~~TMI~~ Employee Relations for ABF, or his/her designee. The National Review Committee shall have the authority to resolve any such deadlocked case by review of the record presented to the National Grievance Committee or by rehearing the case, or by referring the case to a subcommittee of either the Joint National Negotiating Committee or the appropriate Supplemental Negotiating Committee to negotiate a recommended resolution of the case. The subcommittee of the Negotiating Committee to which the case was referred must report its recommendation or deadlock to the National Review Committee for resolution. Unless the National Review Committee in writing mutually agrees otherwise, said Committee shall have a period of 15 days (excluding Saturdays, Sundays and holidays) from the date of the National Grievance Committee deadlock to resolve the case. The decision of the National Review Committee shall be final and binding.

2. In the event the National Review Committee is unable to resolve the deadlock, the President of the Employer involved and the Chairman of TNFINC shall have 30 additional days (excluding Saturdays, Sundays and holidays), from the final day of consideration by the National Review Committee to attempt to resolve the case. The ~~TMI~~ ABF and TNFINC representatives on the National Review Committee shall be responsible for notifying the Vice President of ~~the Employer~~ Employee Relations for ABF ~~involved~~ and the Chairman of TNFINC of the final day of consideration by the Committee of the deadlocked grievance. In considering factual disputes that are deadlocked or deadlocked questions of interpretation arising out of Supplemental Agreements, the decision of either the National Grievance Committee or the National Review Committee shall be based on the provisions of the applicable Supplemental Agreement.

3. No lawyers will be permitted to present cases at any step of the grievance procedure.

4. The decision of any grievance committee or panel shall be specifically limited to the matters submitted to it and the grievance committee or panel shall have no authority in any manner to amend, alter or change any provision of the Agreement.

5. If the Employer or Union challenges in court a decision issued by any dispute resolution panel provided for under this Agreement, the cost of the challenge, including the court costs and attorney’s fees, shall be paid by the losing party.

Section 3.  Work Stoppages

NO CHANGE

Section 4.

(a) It is mutually agreed that the Local Union will, within two (2) weeks of the date of the signing of this Agreement, serve upon the Employer a written notice listing the Union’s authorized representatives who will deal with the Employer, make commitments for the Local Union generally and, in particular, those individuals having the sole authority to act for the Local Union in calling or instituting strikes or any stoppages of work which are not in violation of this Agreement. The Local Union may from time to time amend its listing of authorized representatives by certified mail (or confirmed e-mail). The Local Union shall not authorize any work stoppages, slowdown, walkout, or cessation of work in violation of this Agreement. It is further agreed that in all cases of an unauthorized strike, slowdown, walkout, or any unauthorized cessation of work which is in violation of this Agreement the Union shall not be liable for damages resulting from such unauthorized acts of its members.

In the event of a work stoppage, slowdown, walkout or cessation of work, not permitted by the provisions of Article 8, Section 3(a), (b), or (c) alleged to be in violation of this Agreement, the Employer shall immediately send a wire or fax to the Freight Coordinator in the appropriate Regional Area and to the Chairman of TNFINC to determine if such strike, etc., is authorized.

No strike, slowdown, walkout or cessation of work alleged to be in violation of this Agreement shall be deemed to be authorized unless notification thereof by telegram has been received by the Employer and the Local Union from such Regional Area. If no response is received by the Employer within twenty-four (24) hours after request, excluding Saturdays, Sundays, and holidays, such strike, etc., shall be deemed to be unauthorized for the purpose of this Agreement.

In the event of such unauthorized work stoppage or picket line, etc., in violation of this Agreement, the Local Union shall immediately make every effort to persuade the employees to commence the full performance of their duties and shall immediately inform the employees that the work stoppage and/or picket line is unauthorized and in violation of this Agreement. The question of whether employees who refuse to work during such unauthorized work stoppages, in violation of this Agreement, or who fail to cross unauthorized picket lines at their Employer’s premises, shall be considered as participating in an unauthorized work stoppage in violation of this Agreement may be submitted to the grievance procedure, but not the amount of suspension herein referred to.

It is specifically understood and agreed that the Employer during the first twenty-four (24) - hour period of such unauthorized work stoppage in violation of this Agreement, shall have the sole and complete right of reasonable discipline, including suspension from employment, up to and including thirty (30) days, but short of discharge, and such employees shall not be entitled to or have any recourse to the grievance procedure. In addition, it is agreed between the parties that if any employee repeats any such unauthorized strike, etc., in violation of this Agreement, during the term of this Agreement, the Employer shall have the right to further discipline or discharge such employee without recourse for such repetition.  After the first twenty-four (24) - hour period of an unauthorized stoppage in violation of this Agreement, and if such stoppage continues, the Employer shall have the sole and complete right to immediately further discipline or discharge any employee participating in any unauthorized strike, slowdown, walkout, or any other cessation of work in violation of this Agreement, and such employees shall not be entitled to or have any recourse to the grievance procedure. The suspension or discharge herein referred to shall be uniformly applied to all employees participating in such unauthorized activity. The Employer shall have the sole right to schedule the employee’s period of suspension.

The International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions shall make immediate efforts to terminate any strike or stoppage of work as aforesaid which is not authorized by such organizations, without assuming liability therefore. For and in consideration of the agreement of the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions affiliated with the International Brotherhood of Teamsters to make the aforesaid efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, including the provisions limiting strikes or work stoppages, as aforesaid, the Employer who is party hereto agrees that it will not hold the International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions liable or sue them in any court or before any administrative tribunal for undertaking such efforts to terminate unauthorized strikes or stoppages of work as aforesaid or for undertaking such efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, or for taking no further steps to require them to do so. It is further agreed that the Employer will not hold the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Joint Councils or Local Unions liable or sue them in any court or before any administrative tribunal for such unauthorized work stoppages alleging condonation, ratification or assumption of liability for undertaking such efforts to terminate strikes or stoppages of work, or requiring Local Unions and their members to comply with the law or the provisions of this Agreement.

The provisions of this Article shall continue to apply during that period of time between the expiration of this Agreement and the conclusion of the negotiations or the effective date of the successor Agreement, whichever occurs later, except as provided in Article 39.  It is understood and agreed that failure by the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, and/or Joint Councils to authorize a strike by a Local Union shall not relieve such Local Union of liability for a strike authorized by it and which is in violation of this Agreement.

(b) The question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, Joint Council or Local Union have met its obligation set forth in the immediately preceding paragraphs, or the question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, and Joint Council or the Local Union, separately or jointly, participated in an unauthorized work stoppage, slowdown, walkout or cessation of work in violation of this Agreement by calling, encouraging, assisting or aiding such work stoppage, etc., in violation of this Agreement, or the question of whether an authorized strike provided by Article 8, Section 3(a), (b) or (c) is in violation of this Agreement, or whether the Employer engaged in a lockout in violation of this Agreement, shall be submitted to the grievance procedure at the national level, prior to the institution of any damage suit action. When requested, the co-chairmen of the National Grievance Committee shall immediately appoint a subcommittee to develop a record by collecting evidence and hearing testimony, if any, on the questions of whether the International Union, Teamsters National Freight Industry Negotiating Committee, Joint Council or Local Union have met its obligations as aforesaid, or of Union Participation or

Employer lockout in violation of this Agreement. The record shall be immediately forwarded to the National Grievance Committee for decision. If a decision is not rendered within thirty (30) days after the co-chairmen have convened the National Grievance Committee, the matter shall be considered deadlocked.

A majority decision of the National Grievance Committee on the questions presented as aforesaid shall be final and binding on all parties. If such majority decision is rendered in favor of one (1) or more of the Union entities, or the Employer, in the case of lockout, no damage suit proceedings on the issues set forth in this Article shall be instituted against such Union entity or such Employer. If, however, the National Grievance Committee is deadlocked on the issues referred to in this subsection 4(b), the issues must be referred to the National Review Committee for resolution prior to either party instituting damage suit proceedings. If the National Review Committee decides that a strike was unlawful, it shall not have the authority to assess damages. Except as provided in this subsection 4(b), agreement to utilize this procedure shall not thereafter in any way limit or constitute a waiver of the right of the Employer or Union to commence damage suit action. However, the use of evidence in this procedure shall not waive the right of the Employer or Union to use such evidence in any litigation relating to the strike or lockout, etc., in violation of this Agreement. There shall not be any strike, slowdown, walkout, cessation of work or lockout as a result of a deadlock of the National Grievance Committee on the questions referred to under this subsection 4(b) and any such activity shall be considered a violation of this Agreement.

(c) In the event that the Employer, party to this Agreement, commences legal proceedings against the Union after the Union’s compliance with the provisions of Article 8, Section 3(a), (b) or (c), the ~~Employer Associations~~ applicable Committee Secretary will cooperate in the presentation to the court of the applicable majority grievance committee decision.

(d) Nothing herein shall prevent the Employer or Union from securing remedies granted by law except as specifically set forth in subsection 4(b).

Section 5.

NO CHANGE

Section 6.  Change of Operations

Change of Operations Committee

(a) Present terminals, breaking points or domiciles shall not be transferred, changed or modified without the approval of an appropriate Change of Operations Committee. Such Committee shall be appointed in each of the Regional Areas, equally composed of Employer and Union representatives. The Change of Operations Committee shall have the authority to determine the seniority of the employees affected and such determination shall be final and binding.

In the event a proposed change of operations includes the establishment of either a new or satellite terminal as a “combination” facility with a common city driver and dock seniority roster, when such change of operations results in the relocation or movement of city drivers and dock employees from an existing terminal recognizing separate (split) seniority rosters for city drivers and dock employees, the Change of Operations Committee shall have the authority to determine the conditions under which such a combination facility may be established, including but not limited to, the number of city drivers and dock employees who qualify, be allowed to follow the work to the new or satellite combination terminal, the implementation of training programs to qualify dock employees as city drivers and the seniority right of affected employees to either return to the “mother” terminal and/or claim additional driving positions at the satellite terminal within reasonable time periods following the establishment of such combination terminal, as determined by the Committee. Existing terminals that recognize separate city driver and dock seniority rosters (split terminals) shall not be converted to “combination” terminals unless and until such time as a majority of those affected employees agree to such conversion, in which case the Change of Operations Committee shall have the authority to determine the conditions under which such conversion shall be implemented.

Such Committee, however, shall observe the Employer’s right to designate domiciles and the operational requirements of the business.  Where the Union raises the question as to whether or not certain proposed runs of excessive length can be made, the Employer must be prepared to submit objective evidence including DOT certification or logs and tapes that such runs have been tested and were made within the DOT hours of service regulations. Individual employees shall not be redomiciled more than once during the term of this Agreement as the result of an approved change of operations unless a merger, purchase, sale, acquisition or consolidation of employers is involved, or unless there is proven economic need as determined by the Change of Operations Committee based on factual evidence presented.

Where there is no objection from the involved Local Unions to a proposed change of operations (as evidenced in a letter or e-mail from the involved Local Unions) and the matter is approved by both the Union’s Regional Coordinator and Union’s National Freight Director, the Company may implement the change prior to a formal hearing.  The Change of Operations

Committee would maintain jurisdiction for a period of twelve (12) months following the implementation to address any disputes concerning the implementation.

Pension and health & welfare contributions paid on behalf of a redomiciled employee shall be paid to the Funds to which the contributions were made prior to the employee’s change of domicile, and the decisions of the Change of Operations Committee shall so specify. This Section does not apply to employees who voluntarily transfer to new domiciles, unless such transfer is a result of a Change of Operations Committee decision. Any dispute concerning the appropriate fund for the Employer contribution on behalf of a redomiciled employee, pursuant to a Change of Operations Committee decision, shall be referred to the National Grievance Committee. The decision of the National Grievance Committee shall to the extent permitted by law, be final and binding on all affected parties, including the Trust Funds.

The Change of Operations Committee shall also have jurisdiction for a period of twelve (12) months following the opening of a new terminal to consider the redomicile of employees who are laid off as a direct result of such opening of a terminal. The Committee shall also have jurisdiction over the closing of a terminal in regard to seniority, as well as to determine the conditions under which freight may or may not be interlined into the area of a vacated operations when necessary to retain major customers, including mandating the use of union carriers where available. In no event will the Employer be granted the authority to vacate a facility and interline the freight on a non-union subsidiary of the parent company.

The above shall not apply within a twenty-five (25)-mile radius.

The Change of Operations Committee shall have the authority to require a definition of primary and shared lanes, where applicable.

The Change of Operations Committee shall not grant the Employer authority to relocate U.S. operations, work, or terminals to Mexico.

Change of Operations Committee Procedure

NO CHANGE

Moving Expenses

(c) The Employer shall pay reasonable expenses to demount and remount an employee’s mobile home, if used as his/her residence and in such instance shall pay normal expenses to move such mobile home, including the use of other modes of transportation where required by law. However, it is mutually understood that the cost of such move shall not exceed nine thousand dollars ($9,000.00) per move. Commencing April 1, 2004 and every April 1st thereafter under this agreement, this amount will be increased by the prior year’s average annual increase in the CPI-W, U.S. city average, Housing, Household Operations expenditure category titled “Moving, storage, freight expense”. A decrease in the percent change in the Index will not result in a decrease of the mobile home moving allowance once established. In the event the index is no longer published by BLS, the parties will agree to meet and find a substitute Index as an escalator.

Where an employee is required to transfer to another domicile in order to follow employment as a result of a change of operations, the Employer shall move the employee and assume the responsibility for proven loss or damage to household goods due to such move, including insurance against loss or damage. Should any employee possess household items of unusual or extraordinary value which will be included in the move, such items shall be declared and an appraised value determined prior to the move. The Employer shall provide packing materials for the employee’s household goods when requested or at the employee’s request pay all costs and expenses of moving such household goods, including packing.

An employee shall have a maximum of one (1) year to move in accordance with the provisions of an approved change of operations unless, prior to the expiration of such year, he/she requests, in writing, an extension for a reasonable period of time due to an unusual or special problem. The Employer shall provide lodging for the employee at the point of redomicile, not to exceed ninety (90) calendar days, and in addition, shall reimburse the employee ~~forty~~ sixty-one cents (~~40~~ 61¢) per mile to transport ~~one~~ two  (~~1~~  2) personal automobiles to the new location.

The Employer shall not be responsible for moving expenses if the employee changes his/her residence as a result of voluntary transfer.

None of the Employer obligations set forth in this Subsection (c) - Moving Expenses shall apply to transfers of domiciles within a fifty (50) - mile radius.

Change of Operations Seniority

NO CHANGE

Closing, Partial Closing of Terminals-Transfer of Work

NO CHANGE

Closing of Terminals-Elimination of Work

NO CHANGE

Layoff

NO CHANGE

Opening of Terminals

NO CHANGE

Definition of Terms

NO CHANGE

Qualifications and Training

NO CHANGE

Intent of Parties

NO CHANGE

Section 7.

NO CHANGE

Section 8.  Sleeper Cab Operations

NO CHANGE

A.	Work Rules

NO CHANGE

B.	Team Classifications

NO CHANGE

C.	Dispatch Method

NO CHANGE

D.	Laypoint and Layover

NO CHANGE

E.	Abuse of Free Time

NO CHANGE

F.  Mark-Off Procedure For Non-Scheduled Sleeper Cab Drivers

NO CHANGE

H.	Bedding and Linen

NO CHANGE

I.	Sleeper Cab Equipment

NO CHANGE

J.	Sleeper Cab Occupants

NO CHANGE

K.	Method of Dispatch At Foreign Domiciles

NO CHANGE

L.	Foreign Power Courtesy Dispatch

NO CHANGE

M.	National Sleeper Cab Grievance Committee

NO CHANGE

ARTICLE 9.   PROTECTION OF RIGHTS

Section 1. Picket Lines: Sympathetic Action

NO CHANGE

Section 2. Struck Goods

NO CHANGE

Section 3.

NO CHANGE

Section 4.

NO CHANGE

ARTICLE 10.   LOSS OR DAMAGE

Section 1.

NO CHANGE

Section 2.

NO CHANGE

ARTICLE 11.   BONDS AND INSURANCE

Section 1.

NO CHANGE

Section 2.  Corporate Owned Life Insurance

NO CHANGE

ARTICLE 12.  UNIFORMS

Before the Employer purchases uniforms, it must present a sample of the material for the uniforms to the Union for approval.  If the sample material type is not used in the finished uniforms, the Union employees are under no obligation to wear the uniforms.  The Union’s approval shall not be unreasonably withheld.  The Employer agrees that if any employee is required to wear any kind of uniform as a condition of his/her continued employment, such uniform shall be furnished and maintained by the Employer, free of charge, at the standard required by the Employer.  Said uniforms shall be made in the United States by union vendors, if possible, and will have the Teamster emblem appropriately applied and, as uniforms are replaced after date of ratification, an American flag on the left shoulder.

The Employer shall replace all clothing, glasses, hearing aids and/or dentures not covered by company insurance or worker’s compensation which are destroyed or damaged in a wreck or fire with company equipment.

The Employer has the right to establish and maintain reasonable standards for wearing apparel and personal grooming.

The following provisions shall govern the wearing of shorts, unless the Employer and Local Union has a prior existing practice:

During the period May 1, through September 30, employees shall be allowed to wear appropriate Employer approved polo shirts and shorts, subject to the guidelines set forth herein. Appropriate shorts shall be defined as walking or Bermuda style shorts with at least two (2) pockets and belt loops and which cannot be shorter than two (2) inches above the knee, properly hemmed at the bottom and of a conservative basic solid color, (black, blue, brown or green). Socks and appropriate foot wear must be worn at all times.

Short shorts, cut offs, unhemmed, athletic, gym, biking, spandex and calf length shorts shall not be allowed.

ARTICLE 13.  PASSENGERS

NO CHANGE

ARTICLE 14.  COMPENSATION CLAIMS

Section 1. Compensation Claims

NO CHANGE

Section 2. Modified Work

(a) The Employer may establish a modified work program designed to provide temporary opportunity to those employees who are unable to perform their normal work assignments due to a disabling on-the-job injury. Recognizing that a transitional return-to work program offering both physical and mental therapeutic benefits will accelerate the rehabilitative process of an injured employee, modified work programs are intended to enhance worker’s compensation benefits and are not to be utilized as a method to take advantage of an employee who has sustained an industrial injury, nor are they intended to be a permanent replacement for regular employment.

An active employee, who is injured on the job, qualifies for workers’ compensation benefits and is subsequently laid off, will continue to receive compensation payments and benefits for the period provided by his/her supplement.

(b) Implementation of a modified work program shall be at the Employer’s option and shall be in strict compliance with applicable federal and state worker’s compensation statutes. Acceptance of modified work shall be on a voluntary basis at the option of the injured employee. However, refusal to accept modified work by an employee, otherwise entitled to worker’s compensation benefits, may result in a loss or reduction of such benefits as specifically provided by the provisions of applicable federal or state worker’s compensation statutes. Employees who accept modified work shall continue to be eligible to receive “temporary partial” worker’s compensation benefits as well as all other entitlements as provided by applicable federal or state worker’s compensation statutes.

Employees who need additional medical and/or physical therapy may go for such treatments during scheduled hours for modified work whenever practical and reasonable.

Employees who have been prescribed medications by a doctor where such medications prevent them from driving to and from work or where the treating physician certifies that the injury itself prevents the employee from driving to and from work, shall not be scheduled for modified duty.

(c) At facilities where the Employer has a modified work program in place, temporary modified assignments shall be offered in seniority order to those regular full time employees who are temporarily disabled due to a compensable worker’s compensation injury and who have received a detailed medical release from the attending physician clearly setting forth the limitations under which the employee may perform such modified assignments. Once a modified work assignment is made and another person is injured, the second person must wait until a modified work opening occurs, regardless of seniority. All modified work assignments must be made in strict compliance with the physical restrictions as outlined by the attending physician. All modified work program candidates must be released for eight (8) hours per day, five (5) days per week. The Employer, at its option, may make a modified work offer of less than eight (8) hours per day where such work is expected to accelerate the rehabilitative process and the attending physician recommends that the employee works back to regular status or up to eight (8) hours per day by progressively increasing daily hours. A copy of any release for modified work must be given to the employee before the modified work assignment begins.

It is understood and agreed that those employees who, consistent with professional medical evaluations and opinion, may not be expected to receive an unrestricted medical release, or whose injury has been medically determined to be permanent and stationary, shall not be eligible to participate in a modified work program.

In the event of a dispute related to conflicting medical opinion, such dispute shall be resolved pursuant to established worker’s compensation law and/or the method of resolving such matters as outlined in the applicable Supplemental Agreement. In the absence of a provision in the Supplemental Agreement, the following shall apply:

When there is a dispute between two (2) physicians concerning the release of an employee for modified work, such two (2) physicians shall immediately select a third (3rd) neutral physician within seven (7) days, who shall possess the same qualifications as the most qualified of the two selecting physicians, whose opinion shall be final and binding on the Employer, the Union and the employee. In the event the availability of a qualified physician is in question, the Local Union and the Company shall resolve such matter by selecting the third (3rd) physician whose opinion shall be final and binding. The expense of the third (3rd) physician shall be equally divided between the Employer and the Union. Disputes concerning the selection of the neutral physician or back wages shall be subject to the grievance procedure.

For locations where the Employer intends to implement a modified work program or has a modified work program in place, the Local Union shall be provided with a copy of the current form(s) being used for employee evaluation for release and general job descriptions. This information shall be general in nature, not employee specific.

When a modified work assignment is made, the employee shall be provided with the hours and days he/she is scheduled to work as well as the nature of the work to be performed in writing. A copy of this notice shall also be submitted to the Local Union.

An employee who is placed in a modified work position may be subject to medical evaluation(s) by a physician selected by the Employer to determine if the modified work being performed is accelerating the rehabilitative process as anticipated by Section 2 above. In the event such medical evaluation(s) determine that the rehabilitative process is not being accelerated, the employee shall have the right to seek a second opinion from a physician of his choosing. Any disputes regarding conflicting medical claims shall be resolved in accordance with the provisions outlined above. The employee may be removed from the modified work program based upon final medical findings under this procedure. Employees so removed shall not have their worker’s compensation benefits affected because of such removal. In the event the employee’s temporary disability worker’s compensation benefit is subject to reduction by virtue of an applicable Federal or State statute, the Employer shall pay the difference between the amount of the reduced temporary worker’s compensation benefit to which the employee would be entitled.

(d) Modified work shall be restricted to the type of work that is not expected to result in a re-injury and which can be performed within the medical limitations set forth by the attending physician. In the event the employee, in his/her judgment, is physically unable to perform the modified work assigned, he/she shall be either reassigned modified work within his/her physical capabilities or returned to full “temporary total” worker’s compensation benefits. In the event a third (3rd) party insurance carrier refuses to reinstate such employee to full temporary total disability benefits, the Employer shall be required to pay the difference between the amount of the benefit paid by such third (3rd) party insurer and full total temporary disability benefits. Determination of physical capabilities shall be based on the attending physician’s medical evaluation. Under no conditions will the injured employee be required to perform work at that location subject to the terms and conditions of the ABF National Master Freight Agreement or its Area Supplemental Agreements. Prior to acceptance of modified work, the affected employee shall be furnished a written job description of the type of work to be performed.

(e) The modified workday and workweek shall be established by the Employer within the limitations set forth by the attending physician. However, the workday shall not exceed eight (8) hours, inclusive of coffee breaks where applicable and exclusive of a one-half (1/2) hour meal period and the workweek shall not exceed forty (40) hours, Monday through Friday, or Tuesday through Saturday, unless the nature of the modified work assignment requires a scheduled workweek to include Sunday. Whenever possible, the Employer will schedule modified work during daylight hours, Monday through Friday, or during the same general working hours and on the same workweek that the employee enjoyed before he/she became injured. In the case of an employee whose workdays and/or hours routinely varied, the Employer will schedule the employee based on the availability of the modified assignment being offered. Any alleged abuse of the assignment of workdays and work hours shall be subject to the grievance procedure.

(f) Modified work time shall be considered as time worked when necessary to satisfy vacation and sick leave eligibility requirements as set forth in the ABF National Master Freight Agreement and/or its applicable Area Supplemental Agreements. In addition to earned vacation pay as set forth in the applicable Area Supplemental Agreements, employees accepting modified work shall receive prorated vacation pay for modified work performed based on the weekly average modified work pay. The only time modified work is used in prorating vacation is when the employee did not qualify under the applicable Supplemental Agreement.

Holiday pay shall first be paid in accordance with the provisions of the applicable Supplemental Agreement as it relates to on-the-job injuries. Once such contractual provisions have been satisfied, holidays will be paid at the modified work rate which is the modified work wage plus the temporary partial disability benefit.

Sick leave and funeral leave taken while an employee is performing modified work will be paid at the modified work rate, which is the modified work wage plus the temporary partial disability benefit. Unused sick leave will be paid at the applicable contract rate where the employee performed modified work and qualified for the sick leave during the contract year.

(g) The Employer shall continue to remit contributions to the appropriate health & welfare and pension trusts during the entire time period employees are performing modified work. The payment of health & welfare and pension contributions while the employee is on modified work is not included in the health & welfare and pension contributions required by the Supplement when an employee is off work on worker’s compensation. Continuation of such contributions beyond the period of time specified in the Supplemental Agreement for on-the-job injury shall be required. Provisions of this Section shall not be utilized as a reason to disqualify or remove an employee from the modified work program.

(h) Employees accepting modified work shall receive temporary partial benefits as determined by each respective state worker’s compensation law, plus a modified work wage when added to such temporary partial benefit, shall equal not less than eighty-five percent (85%) of forty (40) hours’ pay he/she would otherwise be entitled to under the provisions of the applicable Area Supplemental Agreement for the first six (6) months from the date the modified work assignment commences. After this initial six (6) month period, the percentage shall increase to ninety percent (90%) for the duration of each individual modified work assignment. The Employer shall not refuse to assign modified work to employees based solely on such employees reaching the ninety percent (90%) wage level. Such refusal shall be considered an abuse of the program and shall be subject to the grievance procedure. Modified work assignments beginning or ending within a workweek shall be paid on a prorated basis; one (1) day equals one-fifth (1/5th).

(i) Employees accepting modified work shall not be subject to disciplinary action provisions of the Supplemental Agreements unless such violation involves an offense for which no prior warning notice is required under the applicable Supplemental Agreement (Cardinal Sins). Additionally, the provisions of Article 35, Section 3(a), shall apply.

(j) Alleged abuses of the modified work program by the Employer and any factual grievance or request for interpretation concerning this Article shall be submitted directly to the Regional Joint Area Committee. Proven abuses may result in a determination by the National Grievance Committee that would withdraw the benefits of this Article from that Employer, in whole or in part, in which case affected employees shall immediately revert to full worker’s compensation benefits.

Section 3. Workers Compensation Pay Dispute

NO CHANGE

Section  4.  Americans with Disabilities Act

NO CHANGE

ARTICLE 15.   MILITARY CLAUSE

NO CHANGE

ARTICLE 16.  EQUIPMENT, SAFETY AND HEALTH

Preamble

NO CHANGE

Section 1.  Safe Equipment

NO CHANGE

Section 2.  Dangerous Conditions

NO CHANGE

Section 3.  Accident Reports

NO CHANGE

Section 4.  Equipment Reports

NO CHANGE

Section 5.  Qualifications on Equipment

If the Employer or government agency requests a regular employee to qualify on equipment requiring a classified or special license, or in the event an employee is required to qualify (recognizing seniority) on such equipment in order to obtain a better job opportunity with his/her Employer, the Employer shall allow such regular employee the use of the equipment so required in order to take the examination on the employee’s own time.

Costs of such license required by a government agency will be paid for by the employee.

Once obtained an employee must maintain his/her commercial driver’s license with required endorsements unless disqualified by regulatory mandate or documented medical disability.

An employee unable to successfully pass the DOT Commercial Driver’s License (CDL) examination will be allowed to take a leave of absence for a period not to exceed two (2) years without loss of seniority.~~, provided the employee makes a bona fide effort to pass the test each time the opportunity presents itself.~~ The employee will be given work opportunities ahead of casuals to perform non-CDL required job functions. Such employee shall be allowed to claim any open non-CDL bid his/her seniority will allow. This bidding provision shall not apply to combination facilities with the exception of locations that have an established practice or agreement providing for disqualified employees to bid on non-CDL positions.

Section 6.  Equipment Requirements

(a) All tractors must be equipped as necessary to allow the driver to safely enter and exit the cab, and hook and unhook the air hoses. All equipment used as city peddle trucks, and equipment regularly assigned to peddle runs, must have steps or other similar device to enable drivers to get in and out of the body. All twin trailers used in LTL pick-up and delivery operation with roll up doors purchased after April 1, 1985 shall be equipped with a hand hold and a DOT bumper which may serve as a step.

All equipment purchased, ordered, and/or introduced to the Pickup and Delivery operations after April 1, 2003 will be equipped with air-conditioning and will be maintained in proper operating condition ~~during the period of May 31st through September 30th~~ throughout the year. The Company will not exceed two weeks in making necessary air conditioning repairs during this period. It shall not be a violation of this section to operate any unit while waiting for repairs.

(b) The Employer shall install heaters and defrosters on all trucks and tractors.

(c) There shall be first-line tires on the steering axle of all road and local pick-up and delivery power units.

(d) All road equipment regularly assigned to the fleet shall be equipped with an air-ride seat on the driver’s side. Such equipment shall be maintained in reasonable operating condition. All new air ride seats shall oscillate and have an adjustable lumbar support, height, backrest and seat tilt.

(e) Tractors added to the road fleet and assigned to road operations on a regular basis, whether newly manufactured or not newly manufactured, shall be air conditioned.

(f) When the Employer weighs a trailer, the over-the-road driver shall be furnished the resulting weight information along with his/her driver’s orders.

(g) All company trailers shall be marked for height.

(h) No driver shall be required to drive a tractor designed with the cab under the trailer.

(i) All road and city equipment shall have a speedometer operating with reasonable accuracy. Starting after ratification of this agreement all equipment for the road fleet shall be adjusted and/or specified with the manufacturer’s maximum road speed of sixty-five (65) miles per hour, notwithstanding any other agreement or understanding.

(j) The following minimum measurements for fuel tank placement shall apply to tractors added to the fleet after March 1, 1981, with the understanding that there shall be no retrofit of equipment currently in use: (1) front of fuel tank to rear of front tire-not less than 4 inches; (2) rear of fuel tank to front of duals-not less than 4 inches; (3) bottom of fuel tank to ground-provide clearance not less than 7.5 inches, measured on a flat surface; and (4) all fuel tank measurements as stated herein include brackets, return lines, etc. in determining clearance.

Any alleged violation of the above requirements shall not be cause for refusal of the equipment, but shall be subject to the grievance procedure as a safety and health issue.

(k) The following shall apply to shock absorbers on tractor front axles with the purchase of newly manufactured tractors which are placed in service after March 1, 1981, and with the understanding that there shall be no retrofit of equipment currently in use: Where the manufacturer recommends and provides shock absorbers as standard equipment with the tractor front suspension assembly, properly maintained shocks on such new equipment shall be considered as a necessary and integral part of that assembly.

Where the manufacturer does not recommend and provide shock absorbers as standard equipment with the tractor front suspension assembly, shocks shall not be considered as a necessary or integral part of that suspension system.

Any alleged violation of the above, including maintenance of existing equipment, shall not be cause for refusal of equipment but shall be subject to the grievance procedure as a safety and health issue.

(l) (1) The following shall apply for the minimum interior dimensions of the sleeper berths on newly manufactured overthe-road tractors purchased and placed in service after January 1, 1987.

a. Length – 80 inches; b. Width – 34 inches; and, c. Height – 24 inches.

It is understood that a “manufacturing tolerance of error” of one inch (1”) is permissible, provided the original specifications were in conformity with the above recommended dimensions. It is understood that there shall be no retrofit of equipment currently in service.

(2) Interior cab dimensions. Effective January 1, 1988, the Employer, in placing orders for newly manufactured over-theroad tractors, shall request of the manufacturer in writing that there will be compliance with as many of the following October, 1985 SAE recommended practices as possible: J941E, J1052, J1521, J1522, J1517, J1516, and J1100. The carrier, upon request, will furnish proof to the National Safety and Health Committee that a request was made to the manufacturer for compliance with the aforementioned SAE recommended practices.

(m) The Employer and the Union recognize the need for safe and efficient twin-trailer operations. Accordingly, the parties agree to the following:

(1) The Employer shall make available to all drivers involved in the twin-trailer operations training in the proper procedures for the safe hooking and unhooking of dollies and jiff-lox. Upon request, the Company will furnish to the Union a copy of their training program.

(2) Dollies and jiff-lox shall be counter-balanced or equipped with a crank-down wheel to support the weight of the dolly tongue or jiff-lox. A handle will also be provided on the tongue of the dolly or jiff-lox and shall be maintained.

(3) A tractor equipped with a pintle hook will be made available to drivers required to drop and hook twin trailers or triples at closed terminals.

The Employer shall make a bona fide attempt to make a telephone available for the driver at closed terminals during the trailer switch.

(4) Whenever possible, the Company will hook up the heaviest trailer in front in twin-trailer operations. In those instances where it is not possible because of an intermediate drop of less than one hundred and fifty (150) miles or scaling of the drive axle, the driver after driving the unit at any point on the trip, determines, at his/her sole discretion, the unit does not handle properly, may have the Company switch the unit or authorize the driver to switch the unit and be paid for such time.

(n)	(1) There will be a moratorium on the purchase of diesel powered forklifts and sweepers.

(2) It shall be standard work practice that every diesel-powered sweeper shall be shut off whenever the operator leaves the seat.  Under no circumstances shall diesel-powered sweepers be allowed to idle when not attended.

(3) Diesel-powered sweepers shall be tuned and maintained in accordance with schedules recommended by their manufacturers. The Employer shall provide copies of such recommendations to the Union upon request.

(4) Improperly maintained diesel-powered sweepers may produce visible emissions after start-up. Therefore, any such diesel powered sweeper that is found to be smoking shall be taken out of service as soon as possible until repairs are made and that condition corrected.

(5) The Employer agrees to cooperate with those government and/or mutually agreed private agencies in such surveys or studies designed to analyze the use and operation of diesel-powered sweepers and diesel-powered sweeper emissions.

(o)	As of July 1, 1988, as new equipment is ordered or existing equipment requires brake lining replacement, all brake linings shall be of non-asbestos material where available and certifiable.

(p)

Slack adjuster equipment (snubbers) used in multiple trailer operations, whether on the trailers or on the converters, shall be maintained in proper working order. However, it shall not be a violation of this provision for the unit to be pulled to the next point of repair if the snubber is inoperative.

(q)	Converter dollies may be pulled on public roads by bobtail tractors if all of the following conditions are met:

(1) Tractors used in this type of operation shall have a pintle hook installed which has the proper weight capacity and is designed for highway use;

(2) Neither supply nor control air lines are to be connected to the converter dolly when being pulled by a bobtail tractor, and the tractor protection valve shall be set in the normal bobtail position;

(3) After October 1, 1991, tractors used to pull converter dollies bobtail must be equipped with a type of bobtail proportioning valve (BPV) in the tractor braking system, unless equipped with ABS;

(4) It is further agreed such configuration must comply with state and federal law.

(r)

All newly manufactured road tractors regularly assigned to the fleet after July 1, 1991, shall be equipped with heated mirrors.  All road tractors ordered after April 1, 2003 shall be equipped with a power mirror on the curbside. However, it shall not be a violation of this provision for the tractor to be dispatched to the next Company point of repair if the heated and/or power mirror is inoperative.

(1) All new diesel tractors and new yard equipment shall be equipped with vertical exhaust stacks.

(2) All road and city tractors shall be equipped with large spot mirrors (6” minimum) on both sides of the tractor by January 1, 1995.

(3) All road tractors and switching equipment shall be equipped with an operable light of sufficient wattage on the back of the cab.

(4) All new road and city equipment shall have operable sun visors.

(5) Seats on forklifts and sweepers shall be maintained in good repair. Forklifts purchased after the date of ratification of this Agreement ~~and~~ shall include seat suspension (spring type suspension underneath the seat), incline ~~adjustments (a minimum of 5 different incline/decline positions), sufficient cushion~~, and a mechanism to slide the seat backwards and forward.

(6) On all road and city tractors, the cab door locks shall remain operable and be properly maintained. Both parties agree that the Employer will have reasonable time to repair the locks.

(7) The Employer shall repair inoperable door locks on linehaul tractors that are reported on a driver vehicle inspection report.  The Employer shall perform such repairs at the first Employer maintenance location.

(s)	All newly manufactured city tractors regularly assigned to the city pickup and delivery operation after July 1, 1991, shall be equipped with power steering and an air-ride seat on the driver’s side.

(1) All new road and yard equipment shall have power steering.

(2) All new forklifts and sweepers shall be equipped with power steering.

(t)	All hand trucks and pallet jacks shall be maintained in good repair.

(u)	All portable and mechanical dock plates shall be maintained in good working condition.

(v)

The parties will maintain a safe and healthy working environment in sleeper operations. The parties agree to establish a committee composed of four (4) members each to review the comfort and/or safety aspects of sleeper berths pertaining to ride. Such committee shall meet by mutual agreement of the Co-chairmen as to time and place. The committee shall confer with appropriate representatives of equipment manufacturers and/or other experts on this subject as may be available. The intent of the committee is to identify any problems with the comfort and/or safety aspects of sleeper berths pertaining to ride that may exist, and through its deliberations with the manufacturers and/or other experts, develop ways and means to correct such situations. The committee shall report its findings and make recommendations to the National Grievance Committee.

(1)

All new sleeper tractors purchased or leased after February 8, 1998, shall, at a minimum, be equipped with the manufacturer’s original equipment standard dual heat/air conditioning systems. This is not intended to preclude the Company from purchasing newer technology on future purchases, should such become available prior to the expiration of this Agreement.

(2)	Bunk restraint strap/net buckles on sleeper equipment shall be mounted on the entrance side of the sleeper berth by April 1, 1995.

(3)	New sleeper equipment purchased on or after April 1, 1995, shall be equipped with a power window on the passenger’s side of the cab that is operable from the driver’s side of the cab.

(4)	All sleeper cabs added to the Employer’s fleet after April 1, 2008 will be walk-in sleeper berths with at least the following dimensions:

The measurement of 15-3/4 inches from the front of the mattress to the closed sleeper curtain, at any point across the cab, shall apply for the minimum interior walk-in dimension on newly manufactured over-the-road sleeper tractors ordered after April 1, 2008.  It is understood that the contractual width of a sleeper mattress is 34 inches when determining the 15-3/4 inches from the front of the mattress to the sleeper curtain.

All walk-in sleeper units introduced into operation after April 1, 2008 will have a minimum sleeper berth height of 65 inches from the floor to interior ceiling of the sleeper berth.  It is also understood that the entrance opening into the sleeper berth area will be a minimum of 64 inches.

This will not apply to triple runs as the length now prohibits.  However, if and when it becomes legal to run walk-in sleepers on triple lanes, all new equipment ordered after that effective date will be equipped with walk-in sleeper berths.

(5) All sleeper tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with an engine and/or exhaust brake.  The parties understand that a unit with an inoperable engine brake system will not be considered out of service.  Repairs will be performed at the team’s home terminal at the end of that team’s tour.

(6) All sleeper tractors will be set so that the unit will continue to idle, except if (a) federal, state, or local laws or regulations require the Employer to limit or eliminate tractor idle time or (b) the unit is equipped with an auxiliary power pack that provides heat and air conditioning to the sleeper berth area.

(w)	Employee will not be required to climb on unguarded trailer roofs for snow removal.

(x)	At least one vent on the sleeper to open front or back.

(y)

The Employer shall repair inoperable air conditioning systems on Employer city tractors within fourteen (14) days of written notification from an employee or the Local Union that the air conditioning system on a particular city tractor is inoperable.

(z)	All linehaul tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with a cab filter system that is designed and available from the tractor’s manufacturer.

(aa)

The Employer understands tractor interiors should be maintained in a clean condition so units are safe to operate.  Concerns about the cleanliness of tractor interiors must first be raised and reviewed at the local level.  In the event the parties are unable to resolve the issue locally, the parties shall refer the issue to the Employer’s V.P. or Equipment Services for resolution.

(bb) New trailer jockeys or hostling tractors put into service after the effective date of this agreement will be equipped with power mirrors on the right hand side. Any trailer jockeys or hostling tractors newly assigned to the specified states or locations below in List (1) after March 31, 2018 will be equipped with air conditioning and will be maintained in proper operating condition throughout the year. The Company will not exceed two weeks in making necessary air conditioning repairs. It shall not be a violation of this section to operate any unit while waiting for repairs.

(1) States or locations: Alabama, Arkansas, Arizona, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, New Mexico, Nevada, Oklahoma, South Carolina, Tennessee, Texas, Long Beach, CA, Pico Rivera, CA, and San Bernardino, CA.

The Company and the Union shall meet periodically to discuss the feasibility of additional locations.

(cc) New forklifts for use in the U-Pack operations purchased after the ~~effective~~ratification date of this agreement will be all-terrain forklifts and have flashing strobe light and all flatbeds are to be equipped with four (4) orange cones.

Section 7.  National Safety, Health & Equipment Committee

NO CHANGE

Section 8.  Hazardous Materials Program

NO CHANGE

Section 9.  Union Liability

NO CHANGE

Section 10.  Government Required Safety & Health Reports

NO CHANGE

Section 11.  Facilities

NO CHANGE

ARTICLE 17.  PAY PERIOD

NO CHANGE

Timely Pay For Drivers

NO CHANGE

Pay Period

NO CHANGE

ARTICLE 18.  OTHER SERVICES

NO CHANGE

ARTICLE 19.  POSTING

Section 1. Posting of Agreement

NO CHANGE

Section 2. Union Bulletin Boards

NO CHANGE

ARTICLE 20.  UNION AND EMPLOYER COOPERATION

Section 1. Fair Day’s Work for Fair Day’s Pay

NO CHANGE

Section 2. Joint Industry Development Committee

NO CHANGE

Section 3. Benefits Joint Committee

NO CHANGE

Section 4. New Business/Job Creation Opportunities

NO CHANGE

ARTICLE 21.  UNION ACTIVITIES

NO CHANGE

ARTICLE 22.  OWNER-OPERATORS

NO CHANGE

ARTICLE 23.  SEPARATION OF EMPLOYMENT

NO CHANGE

ARTICLE 24.  INSPECTION PRIVILEGES AND EMPLOYER AND EMPLOYEE IDENTIFICATION

NO CHANGE

ARTICLE 25.  SEPARABILITY AND SAVINGS CLAUSE

NO CHANGE

ARTICLE 26.  TIME SHEETS, TIME CLOCKS, VIDEO CAMERAS, AND COMPUTER TRACKING DEVICES

Section 1. Time Sheets and Time Clocks

NO CHANGE

Section 2. Use of Video Cameras for Discipline and Discharge

NO CHANGE

Section 3. Audio, Video and Computer Tracking Devices

The Employer may use video, still photos derived from video, electronic tracking devices and/or audio evidence to discipline an employee without corroboration by observers if the employee engages in conduct such as ~~dishonesty,~~ falsification of logs, records, claims for compensation and other documents, theft of time or property, vandalism, or physical violence for which an employee could be discharged without a warning letter.  If the information on the video, still photos, electronic tracking devices and/or audio recording is to be utilized for any purpose in support of a disciplinary or discharge action, the Employer must provide the Local Union, prior to the hearing, an opportunity to review the evidence used by the Employer.

ARTICLE 27.  EMERGENCY REOPENING

NO CHANGE

ARTICLE 28.   SYMPATHETIC ACTION

NO CHANGE

ARTICLE 29.  SUBSTITUTE SERVICE

Section 1.  Piggyback Operations

NO CHANGE

Section 2.  Maintenance of Records

NO CHANGE

Section 3.  Intermodal Service

NO CHANGE

(b)  Use of Intermodal Service

NO CHANGE

(c) Job Protection for Current Road Drivers

1. Rail operations that are subject to the provisions of Section 1(b) above shall not result in the layoff or involuntary transfer of any driver at any affected road driver domicile.

2. During the term of this Agreement, the Employer shall be permitted no more than two (2) Intermodal Changes whereby the Employer may reduce and/or eliminate existing road operation(s) through the use of intermodal service. It is specifically agreed that a total of no more than ten (10) percent of the Employer’s total active road driver seniority list as of April 1, 2003, shall be affected by the Intermodal Changes during the term of this Agreement.

Any road driver who is adversely affected by an approved Intermodal Operation and would thereby be subject to layoff, or who is on layoff at an affected domicile at the time an Intermodal Operation is approved, shall be offered work opportunity at other road driver domiciles within the Employer’s system. The Employer shall include in its proposed Intermodal Operations specific facts that adequately support the Employer’s claims that there will be sufficient freight to support the work opportunities the Employer proposes at each gaining domicile. In the event there is more than one (1) domicile involved, the drivers adversely affected shall be dovetailed on a master seniority list and an opportunity to relocate shall be offered on a seniority basis, subject to the provisions of Article 8, Section 6. The “hold” procedures set forth in Article 8, Section 6 of the ABF NMFA shall be applicable. Where the source of the proposed work opportunity is presently being performed by bargaining unit employees over the road, the Employer shall be required to make reasonable efforts to fill the offered positions as set forth in Article 8, Section 6(d)(6).

Drivers who relocate under this provision shall be dovetailed on the applicable seniority list at the domicile they bid into. Health & welfare and pension contributions shall be remitted in accordance with the provisions of Article 8, Section 6(a) and moving and lodging shall be paid in accordance with Article 8, Section 6(c) of the ABF NMFA.

It is understood and agreed that the intent of this provision is to provide the maximum job security possible to those drivers affected by the use of intermodal service. Therefore, the number of drivers on the affected seniority lists at rail origin points at the time an intermodal change becomes effective shall not be reduced during the term of this Agreement other than as may be provided in subsequent changes of operations. Drivers on the affected seniority lists at gaining domiciles at the time an intermodal change becomes effective, shall not be permanently laid off during the term of this Agreement.

The senior driver voluntarily laid off at an intermodal losing domicile will be restored to the active board each time foreign drivers or casuals (where applicable) make ten (10) trips (tours of duty) within any thirty (30) calendar day period on a primary run of such domicile, not affected by a Change of Operations.

For the purposes of this Section, short-term layoffs (1) that coincide with normal seasonal freight flow reductions that are experienced on a regional basis and that include a reduction in rail freight that corresponds to the reduction in truck traffic, or (2) that are incidental day-to-day layoffs due to reasons such as adverse weather conditions and holiday scheduling, shall not be considered as a permanent layoff. Layoffs created by a documented loss of a customer shall not exceed thirty (30) days. Any layoff for reasons other than as described above shall be considered as a permanent layoff. The Employer shall have the burden of proving that a layoff is not permanent.

In order to ensure that the work opportunities of the drivers at the gaining domiciles are not adversely affected by the redomiciling of drivers, the bottom twenty-five percent (25%) of the drivers at a gaining domicile shall not have their earnings reduced below an average weekly earnings of ~~seven hundred~~ eight hundred and fifty dollars (~~$700~~)  ($850). This ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) average wage guarantee shall not start until the fourth (4th) week following the implementation of the approved Intermodal Change of Operation.

It is not the intent of this provision to establish a ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) per week as an artificial base wage but rather a minimum guarantee. This provision shall not preclude the short-term layoffs as defined above. The Employer shall have the burden of proving that drivers at the gaining domiciles have not had their work opportunities adversely affected by the redomiciling of drivers.

The ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) average wage guarantee shall be determined based on the average four (4) weeks earnings of each active protected driver on the bottom twenty-five percent (25%) of the seniority roster. When the earnings of any active protected driver in the bottom twenty-five percent (25%) of the seniority roster totals less than ~~two thousand, eight hundred dollars ($2,800)~~ three thousand, four hundred ($3,400) during each four (4) week period, the driver shall be compensated for the difference between actual earnings and ~~two thousand, eight hundred dollars ($2,800)~~ three thousand, four hundred ($3,400).

The four (4) week average shall be calculated each week on a “rolling” basis. A “rolling” four (4) week period is defined as a base week and the previous three consecutive weeks. Where the Employer makes a payment to an employee to fulfill the guarantee, the amount paid shall be added to the employee’s earnings for the base week of the applicable four (4) week period and shall be included in the calculations for subsequent four (4) week “rolling” periods to determine whether any further guarantee payments to the employee are due.

Time not worked shall be credited to drivers for purposes of computing earnings in the following instances:

a. Where a driver is offered a work opportunity that the driver has a contractual obligation to accept, and the driver elects not to accept such work, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) average wage guarantee.

No driver shall be penalized by having contractual earned time off credited for purposes of determining the ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) average wage guarantee. However, where a driver takes earned time off in excess of forty-eight (48) hours during any work week, that work week shall be excluded from the rolling four (4) week period used to determine the ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) average wage guarantee.

b. Where a driver uses a contractual provision to refuse or defer work so as to knowingly avoid legitimate work opportunity and therefore abuse the ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) average wage guarantee, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the ~~seven hundred dollar ($700)~~  eight hundred and fifty dollar ($850) average wage guarantee.

Nothing in this subsection applies to or shall be construed to limit claims by any driver on the seniority roster at a gaining domicile alleging that the driver’s work opportunity was adversely affected following the implementation of the Intermodal Change of Operations because of the Employer’s failure to provide adequate work opportunities for existing and redomiciled drivers. However, after the point that the Employer has provided adequate work opportunities for protected drivers (existing and redomiciled), the wage protection for active drivers in the bottom twenty-five percent (25%) of the seniority roster shall be limited to the ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) guarantee.

As soon as a factual determination has been made that a driver in the bottom twenty-five percent (25%) of the seniority roster is entitled to the ~~seven hundred dollar ($700)~~ eight hundred and fifty dollar ($850) average wage guarantee, the driver’s claim shall be paid. All other types of claims that the driver’s work opportunities have been adversely affected shall be held in abeyance until determined through the intermodal grievance procedure.

Section 4.  National Intermodal Committee

NO CHANGE

Section 5.

NO CHANGE

~~Section 6.~~

~~1. Notwithstanding anything in this Agreement to the contrary, the Employer shall be permitted to utilize companies for over-the-road purchased transportation substitute service.    The parties shall designate at least one (1) Preferred Company for over-the-road purchased transportation substitute service under this Section.  Until December 31, 2009, the maximum amount of over-the-road purchased~~

~~transportation shall be limited to 4% of the Employer’s total miles as reported on line 301 of Schedule 300 of the BTS Annual Report during any calendar year.  During Calendar Year 2010, the maximum amount of over-the-road purchased transportation shall be increased from 4% to 6.5% of the Employer’s total miles as reported on line 301 of Schedule 300 of the BTS Annual Report during any calendar year.  During Calendar Year 2011, the maximum amount of over-the-road purchased transportation shall be increased from 6.5% to 7% of the Employer’s total miles as reported on line 301 of Schedule 300 of the BTS Annual Report during any calendar year.    During Calendar Year 2012, the maximum amount of overthe-road purchased transportation shall be increased from 7% to 9% of the Employer’s total miles as reported on line 301 of Schedule 300 of the BTS Annual Report during any calendar year.  In the event the parties fail to designate at least one (1) Preferred Company for over-the-road purchased transportation substitute service, the maximum amount of rail miles provided for in Section 3(b)(4) of the Article shall be returned to 26% for the remainder of this Agreement.  It is agreed that any Preferred Company utilized under this Section shall be permitted to drop and pick-up trailers at the Employer’s terminal locations, but shall be required to do so in areas of the terminal specifically designated for such exchange.~~

~~2. For purposes of the Employer’s existing rail origin points as described in Article 29, Section 3, the use of a Preferred Company under this Section over established relay and/or through operations shall include protection for all bid drivers during each dispatch day and all extra board drivers during each dispatch week at the originating domiciles.  For purposes of determining the weekly protection for extra board drivers, the affected driver’s average weekly earnings during the previous four (4) week period in which the driver had normal earnings shall be considered the weekly protection when violations occur.  In the event that the Employer uses a Preferred Company as substitute service, the Article 29, Section 3 job protections for current road drivers shall apply.~~

~~3. All disputes arising under this Article 29 Section 6 shall be referred for resolution to the National Review Committee.~~

MEMORANDUM OF UNDERSTANDING

PURCHASED TRANSPORTATION

The undersigned parties have reached agreement regarding Purchased Transportation Service (PTS) and outline the following understandings with reference to the operation/employee protection of this MOU.  This MOU is intended to permit a limited use of PTS for over-the-road transportation only. Nothing in this MOU is intended to permit the use of PTS for any other operation (i.e. P & D, Local Cartage, current intermodal, drayage, or shuttle operations etc.).     Article 29 of the ABF NMFA remains in effect except as specifically provided for in this Memorandum of Understanding.

Any disputes regarding PTS will be referred to the National PTS Committee consisting of an equal number of representatives from the Union and the Company for resolution.  Any failures to resolve the dispute will be referred to the National Grievance Committee.

1)

All active road drivers as of the date of ratification of the ABF NMFA commencing in ~~2013~~ 2018 will be protected by red circle name from layoff directly caused by the use of purchased transportation per the attached seniority lists as of the date of ratification.  For the remainder of the agreement, red circle protection will be extended by name on a one (1) for two (2) basis for road drivers hired after the date of ratification to replace red circle drivers that retire, quit, or are terminated.  This protection does not apply to a road driver who has been offered but declined a transfer pursuant to any Change of Operations.

2)

Red circle protection will apply to drivers at locations with single line seniority if they transfer to the road board from the local cartage board, as long as their seniority date is prior to the date of ratification of this agreement.

3)

For locations with separate seniority lists that have transferability from local cartage to the road board provided for in an existing supplemental agreement, red circle protection will apply based on their bidding seniority date and the supplemental seniority application.  Red circle protection will not apply if the applicable seniority date per the supplemental provisions is after the date of ratification of the current agreement.

4)

Notwithstanding anything in the ABF NMFA to the contrary, the Employer shall be permitted to utilize companies for over-the-road purchased transportation substitute service. The maximum amount of over-the-road purchased transportation shall be limited to ~~4%~~ 5% (for the length of this agreement) ~~in Calendar Year 2013 (increased to 6% starting with Calendar Year 2014),~~ of the Employer’s total miles as reported on line 301 of Schedule 300 of the DOT/FMCSA Annual Report during any calendar year.  In conjunction with using over-the-road purchase transportation providers, the Company’s total combined intermodal rail miles and purchased transportation miles shall not exceed 24% of the Company’s total miles during any calendar year.

5)

It is agreed that any purchased transportation provider utilized under this MOU shall be permitted to only make pick-ups at an ABF customer, and drop and pickup trailers at the Employer’s terminal locations, but shall be required to do so in areas of the terminal specifically designated for such exchange.  Freight picked up at a customer location by purchased transportation shall be delivered to the nearest ABF facility(s) that can effectuate the efficient integration of the product into the ABF system.

6)

If a red-circled driver is available (which includes the two (2)-hour period of time prior to end of his/her rest period) at point of origin when the trailer leaves the terminal or customer yard via purchased transportation, such driver’s runaround compensation shall start from the time the trailer leaves the yard.  Available red-circled drivers at relay points shall be protected against runarounds if a violation occurred at the point of origin.  If the Employer does not have an over-the-road domicile at the point of origin, the Employer shall protect the red-circled employees against runaround of the available drivers at the first relay point over which the freight would normally move had it not been placed on purchased transportation.  Available redcircled drivers at relay points shall be protected against runaround if a violation occurred at the first relay point.  Runaround protection will be equal to the number of PTS drivers used; i.e. for each PTS used one aggrieved driver will be protected regardless of the dispatch system used at the affected terminal.

7)

In the event a Union carrier becomes available to the Company and said carrier is cost competitive and equally qualified, the Company will give such carrier first and preferred opportunity to bid on purchased transportation business.  The Employer shall provide to TNFINC an up-to-date list of purchased transportation providers utilized within thirty (30) days of the end of each calendar quarter.  In the event a PTS provider repeatedly violates the conditions established under this MOU, the Union shall have the ability to remove the carrier from future PTS utilization.

8)

The Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers tendered to any purchased transportation provider.  The Employer also shall report the carrier’s name (including DOT number), origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer’s yard.  In addition, the Employer shall, on a quarterly basis, unless otherwise required, send to the office of the National Freight Director a report containing all of the above indicated information in addition to the total number of miles the Employer utilized with purchased transportation, inclusive of the type of PTS utilized, including whether the purpose was for avoiding empty miles, overflow or one-time business opportunities such as product launches.

9)

All new business opportunities (such as product launches) and purchased transportation to avoid empties shall count toward the maximum amount of purchased transportation.  In the event of product launches, the Company will notify TNFINC within twenty-four (24) hours of being awarded the business and will provide an overview of the PTS service being utilized in the business opportunity. In the event it is necessary to temporarily exceed the limits outlined in this agreement to further accommodate a business opportunity, such request shall be made directly to TNFINC.

10)

To preserve and/or grow existing road boards, each time the Company uses purchased transportation providers to run over the top of linehaul domicile terminal locations and/or relay domiciles, said dispatches shall be counted as supplemental or replacement runs, as applicable, for purposes of calculating the requirement to add new employees to the road board. The formula for recalling or adding employees to the affected road board shall be thirty (30) supplemental runs in a sixty (60) day period. The only two exceptions to this condition are (a) one-time business opportunities (such as product launches), and (b) runs to avoid empties.

11)

On a monthly basis and until as otherwise agreed to, the Company will identify by name and number all dispatch and/or manifest lanes that have been identified as and designated as “empty lanes” eligible for PTS to include the number and percentage of empty miles currently on the two-way traffic lane. Such business and operational information as required by this MOU shall be provided to the National Freight Division on a confidential basis and will only be reviewed by TNFINC to ensure compliance with the provisions of this MOU.

12) All purchased transportation carriers shall signin/sign-out when arriving or departing from service centers.

ARTICLE 30.  JURISDICTIONAL DISPUTES

NO CHANGE

ARTICLE 31.  SINGLE EMPLOYER, MULTI-UNION UNIT

NO CHANGE

ARTICLE 32.  SUBCONTRACTING

Section 1. Work Preservation

NO CHANGE

Section 2. Diversion of Work - Parent or Subsidiary Companies

NO CHANGE

Section 3. Subcontracting

NO CHANGE

Section 4. Expansion of Operations

(a) Adjoining Over-The-Road and Local Cartage

NO CHANGE

(b) New Pick-Up and Delivery Adjoining Current

Operations

NO CHANGE

(c) Non-Adjoining Pick-Up and Delivery Operations

NO CHANGE

(d)

NO CHANGE

Section 5.  New Business Opportunities

For the purpose of preserving work and job opportunities, the National Grievance Committee may define the circumstances and adopt procedures by which the Employer and a Local Union, parties to this Agreement, may in compliance therewith enter into a Special Circumstance Agreement which does not meet the standards provided herein.

In order to preserve work and increase job opportunities, the Company may utilize third parties for final mile deliveries of special freight. These deliveries are limited to “room of choice”, “white glove” assembly, and installation services inside addresses that are above and beyond the normal scope of service provided by ABF. The third-party carriers in this regard shall not perform any dock work or loading/unloading at any ABF terminal or station (“service center”). Bargaining unit employees shall continue to perform all “curbside” or “to the threshold” deliveries of such freight when that is the destination. The purpose of this paragraph is to allow the Company to obtain and hold new business accounts that result in a net gain of work opportunities for the unit. This paragraph shall not result in the layoff of bargaining unit employees. On a monthly basis, the Company shall provide the local union with a list of shippers that fall under this paragraph. Also, all delivery bills for these “inside” deliveries shall specify that it is inside “white glove service” work.

Section 6.

MEMORANDUM OF UNDERSTANDING ON ARTICLE 32 – SUBCONTRACTING

NO CHANGE

Section 7.  National Subcontracting Review Committee

NO CHANGE

ARTICLE 33.  WAGES, CASUAL RATES, PREMIUMS AND COST-OF-LIVING (COLA)

1. General Wage Adjustments: All Regular Employees

***SEE: NATIONAL SUMMARY OF ECONOMICS***

2. Casual Rates

***SEE: NATIONAL SUMMARY OF ECONOMICS***

(b) Dock Only Casuals

***SEE: NATIONAL SUMMARY OF ECONOMICS***

3. Utility Employee and Sleeper Team Premiums

(a) Effective April 1, ~~2008~~ 2018 and in the event Employer subject to this Agreement utilizes the Utility Employee classification, each Utility Employee shall receive an hourly premium of $1.00 per hour over the highest rate the Employer pays to local cartage drivers under the Supplemental Agreement covering the Utility Employee’s home domicile. A Utility Employee in progression shall receive the hourly premium in addition to the Utility Employee’s progression rate.

(b) Effective April 1, ~~2003~~2018, the Sleeper Team Premium will be a minimum of 2 cents per mile over and above the applicable single man rates in each Supplemental Agreement.

4. Cost of Living Adjustment Clause

All regular employees shall be covered by the provisions of a cost-of-living allowance as set forth in this Article.

The amount of the cost-of-living allowance shall be determined as provided below on the basis of the Consumer Price Index for Urban Wage Earners and Clerical Workers, CPI-W (Revised Series Using 1982-84 Expenditure Patterns). All Items published by the Bureau of Labor Statistics, U.S. Department of Labor and referred to herein as the Index.

Effective July 1, ~~2014~~ 2019, and every July 1 thereafter during the life of the Agreement, a cost-of-living allowance will be calculated on the basis of the difference between the Index for January, ~~2013~~ 2018, (published February, ~~2013~~2018) and the index for January, ~~2014~~ 2019 (published February, ~~2014~~ 2019) with a similar calculation for every year thereafter, as follows: For every 0.2 point increase in the Index over and above the base (prior year’s) Index plus 3.5%, there will be a 1 cent increase in the hourly wage rates payable on July 1, ~~2014~~2019, and every July 1 thereafter. These increases shall only be payable if they equal a minimum of five cents ($.05) in a year.  In no case shall the cost-of living-allowance be more than five (5) cents in any given year.

All cost-of-living allowances paid under this Agreement will become and remain a fixed part of the base wage rate for all job classifications. A decline in the Index shall not result in the reduction of classification base wage rates.

Mileage paid employees will receive cost-of-living allowances on the basis of .25 mills per mile for each 1 cent increase in hourly wages.

In the event the appropriate Index figure is not issued before the effective date of the cost-of-living adjustment, the cost-of-living adjustment that is required will be made at the beginning of the first (1st) pay period after the receipt of the Index.

In the event that the Index shall be revised or discontinued and in the event the Bureau of L~~l~~abor Statistics, U.S. Department of Labor, does not issue information which would enable the Employer and the Union to know what the Index would have been had it not been revised or discontinued, then the Employer and the Union will meet, negotiate, and agree upon an appropriate substitute for the Index. Upon the failure of the parties to agree within sixty (60) days, thereafter, the issue of an appropriate substitute shall be submitted to an arbitrator for determination. The arbitrator’s decision shall be final and binding.

5.  Education and Training

The Employer will pay each regular employee that completes CDL training and certification after April 1, ~~2013~~ 2018 the sum of three hundred dollars ($300.00).

ARTICLE 34.  GARNISHMENTS

ARTICLE 34 INTENTIONALLY LEFT BLANK

~~In the event of notice to the Employer of a garnishment or impending garnishment, the Employer may take disciplinary action if the employee fails to satisfy such garnishment within a seventy-two (72) - hour period (limited to working days) after notice to the employee. However, the Employer may not discharge any employee by reason of the fact that his earnings have been subject to garnishment for any one (1) indebtedness. If the Employer is notified of three (3) garnishments irrespective of whether satisfied by the employee within the seventy-two (72) - hour period, the employee may be subject to discipline, including discharge in extreme cases. However, if the Employer has an established practice of discipline or discharge with a fewer number of garnishments or impending garnishments, if the employee fails to adjust the matter within the seventy-two (72) - hour period, such past practice shall be applicable in those cases.~~

ARTICLE 35.

Section 1. Employeeʼs Bail

NO CHANGE

Section 2. Suspension or Revocation of License

NO CHANGE

Section 3. Drug Testing PREAMBLE

NO CHANGE

ABF NMFA UNIFORM TESTING PROCEDURE

A.	Probable Suspicion Testing

NO CHANGE

B. DOT Random Testing

NO CHANGE

C. Non-Suspicion-Based Post-Accident Testing

NO CHANGE

D. Chain of Custody Procedures

NO CHANGE

E. Urine Collection Kits and Forms

NO CHANGE

F. Laboratory Requirements

NO CHANGE

4. Laboratory Accreditation

NO CHANGE

G. Laboratory Testing Methodology

NO CHANGE

H. Leave of Absence Prior to Testing

NO CHANGE

I. Disciplinary Action Based on Positive Adulterated, or Substituted Test Results

NO CHANGE

J. Return to Employment After a Positive Urine Drug Test

NO CHANGE

K. Special Grievance Procedure

NO CHANGE

L. Paid-for Time

NO CHANGE

Section 4. Alcohol Testing

NO CHANGE

A. Employees Who Must be Tested

NO CHANGE

B. Alcohol Testing Procedure

NO CHANGE

C. Notification

NO CHANGE

D. Pre-Qualification Testing for Non-DOT Personnel

Section has been deleted

E. Random Testing

NO CHANGE

F. Non-Suspicion-Based Post-Accident Testing

NO CHANGE

G. Substance Abuse Professional (SAP)

NO CHANGE

H. Probable Suspicion Testing

NO CHANGE

I. Preparation for Testing

NO CHANGE

J. Specimen Testing Procedures

NO CHANGE

K. Leave of Absence Prior to Testing

NO CHANGE

L. Disciplinary Action Based on Positive Test Results

NO CHANGE

M. Return to Duty After a Positive (Greater than .04 to the State Limit) Alcohol Test

NO CHANGE

N. Paid-for-time -Testing

NO CHANGE

O. Record Retention

NO CHANGE

P. Special Grievance Procedure

NO CHANGE

ARTICLE 36.  NEW ENTRY (NEW HIRE) RATES

***SEE: NATIONAL SUMMARY OF ECONOMICS***

ARTICLE 37.  NON-DISCRIMINATION

NO CHANGE

ARTICLE 38.

Section 1.  Sick Leave

Effective April 1, ~~1980~~ 2018 and thereafter, all Supplemental Agreements shall provide for a minimum of five (5) days or forty (40) hours of sick leave per contract year.  The Employer agrees to comply with all Federal, State or Local laws with regards to paid sick leave including exemptions for bargaining agreements.

Sick leave not used by ~~March 31~~ December 31 of any contract year will be paid no later than the third Friday of January ~~on March 31st~~ at the applicable hourly rate in existence on that date. Each day of sick leave will be paid for on the basis of a minimum of eight (8) hours straight-time pay or whatever the normal daily work schedule is (e.g. 10 hours if the employee is on a 10 hour schedule up to a maximum of forty (40) hours at the applicable hourly rate.

~~Effective April 1, 2008,~~ Sick ~~sick~~ leave will be paid to eligible employees beginning on the first (1st) working day of absence.

~~Effective January 1, 2009, the~~ The accrual and cash out dates for sick leave will move from April 1 to January 1.

The additional sick leave days referred to above shall also be included in those Supplements containing sick leave provisions prior to April 1, 1976. The National Negotiating Committees may develop rules and regulations to apply to sick leave provisions negotiated in the 1976 Agreement and amended in this Agreement uniformly to the Supplements. The Committee shall not establish rules and regulations for sick leave programs in existence on March 31, 1976.

Section 2.  Jury Duty

NO CHANGE

Section 3.  Family and Medical Leave Act

All employees who worked for the Employer for a minimum of twelve (12) months and worked at least 1250 hours during the past twelve (12) months are eligible for unpaid leave as set forth in the Family and Medical Leave Act of 1993.

Eligible employees are entitled to up to a total of 12 weeks of unpaid leave during any twelve (12) month period for the following reasons:

1. Birth or adoption of a child or the placement of a child for foster care;

2. To care for a spouse, child or parent of the employee due to a serious health condition;

3. A serious health condition of the employee.

The employee’s seniority rights shall continue as if the employee had not taken leave under this Section, and the Employer will maintain health insurance coverage during the period of the leave.

The Employer may require the employee to substitute accrued paid vacation or other paid leave for part of the twelve (12) week leave period.

The employee is required to provide the Employer with at least thirty (30) days advance notice before FMLA leave begins if the need for leave is foreseeable. If the leave is not foreseeable, the employee is required to give notice as soon as practicable. The Employer has the right to require medical certification of a need for leave under this Act. In addition, the Employer has the right to require a second (2nd) opinion at the Employer’s expense. If the second opinion conflicts with the initial certification, a third opinion from a health care provider selected by the first and second opinion health care providers, at the Employer’s expense may be sought, which shall be final and binding. Failure to provide certification shall cause any leave taken to be treated as an unexcused absence.

As a condition of returning to work, an employee who has taken leave due to his/her own serious health condition must be medically qualified to perform the functions of his/her job. In cases where employees fail to return to work, the provisions of the applicable Supplemental Agreement will apply.

It is specifically understood that an employee will not be required to repay any of the contributions for his/her health insurance during FMLA leave. No employee will be disciplined for requesting or taking FMLA leave under the contract absent fraud, misrepresentation, or dishonesty.

Disputes arising under this provision shall be subject to the grievance procedure.

The provisions of this Section are in response to the federal FMLA and shall not supersede any state or local law which provides for greater employee rights.

The Employer may not force an employee to use prescheduled vacation time as FMLA leave, provided the vacation involved was prescheduled in accordance with the applicable supplemental agreement.  The Employer may not force an employee to take the last unscheduled week of vacation as FMLA leave.

The Employer may not force an employee who has taken separate hours of unpaid leave for medical reasons to substitute those hours as accrued leave under the FMLA.

The Employer may not force an employee to substitute accrued leave for FMLA leave if the employee is receiving supplemental loss-of-time disability benefits from a benefit plan under the Agreement.

ARTICLE 39.  DURATION

Section 1.

This Agreement shall be in full force and effect from April 1, ~~20132018~~ to and including ~~March 31, 2018~~ June 30, 2023, and shall continue from year to year thereafter unless written notice of desire to cancel or terminate this Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

When notice of cancellation or termination is given under this Section, the Employer and the Union shall continue to observe all terms of this Agreement until impasse is reached in negotiations, or until either the Employer or the Union exercise their rights under Section 3 of this Article.

Section 2.

Where no such cancellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice at least sixty (60) days prior to ~~March 31, 2018~~ June 30, 2023 or ~~March 31st~~ June 30th of any subsequent contract year, advising that such party desires to revise or change terms or conditions of such Agreement.

Section 3.

The Teamsters National Freight Industry Negotiating Committee, as representative of the Local Unions or the signatory Employer or the authorizing Employer Associations, shall each have the right to unilaterally determine when to engage in economic recourse (strike or lockout) on or after ~~April 1, 2018~~ July 1, 2023, unless agreed to the contrary.

Section 4.

Revisions agreed upon or ordered shall be effective as of ~~April 1, 2018~~ June 30, 2023 or April 1st of any subsequent contract year.

Section 5.

NO CHANGE

Section 6.

NO CHANGE

IN WITNESS WHEREOF the parties hereto have set their hands and seals this day of ___ , ~~2013~~2018 to be effective April 1, ~~2013~~2018, except as to those areas where it has been otherwise agreed between the parties.

NEGOTIATING COMMITTEES FOR THE LOCAL UNIONS:

TEAMSTERS NATIONAL FREIGHT INDUSTRY NEGOTIATING COMMITTEE

[TNFINC Committee names to be inserted]

FOR THE EMPLOYER:

[ABF Committee names to be inserted]

ADDENDUM A

Work Day/work week

The number of start times in effect today will remain, except as agreed to between the Local Union and the Company.  ~~In addition to the existing number of start times.  The Company will be allowed to add three (3) additional start times in a twenty-four (24) hour period.  There shall be no more than 12 total start times unless such times currently exist in any given location.~~

~~(Examples:  If a location currently has five (5) start times, they would be allowed to have eight (8) start times.  If a location has six (6) start times they could go to nine (9).  If a location has ten (10) start times they could go to twelve (12).  These start times include all local cartage, dock, hostler~~

~~classifications.)~~

ADDENDUM B

Break Time

All Breaks shall remain the same.~~All locations that currently have two (2) fifteen (15) minute breaks will be reduced to two (2) ten (10) minute breaks, unless otherwise required by law.    Exceptions are straight 8’s and 4-10 hour shifts, for which breaks will remain the same.~~

~~There will be an additional ten (10) minute break after the tenth (10th) hour and once every two (2) hours thereafter.~~

ADDENDUM C

Work Across Classifications

NO CHANGE

NATIONAL ECONOMIC SETTLEMENT

ABF NMFA

TENTATIVE AGREEMENT

Reached March 28, 2018

Summary of General Monetary

National and all Supplemental Agreements

For the period covering April 1, 2018 through June 30, 2023

Note: The general hourly, mileage and other benefit modifications are as follows and shall be applied in accordance with the appropriate Area Supplement.

Ratification Payment: Active full-time employees as of the date of ratification will receive a $1,000.00 lump sum payment, less applicable taxes. Inactive full-time employees, including those on approved leave of absence, workers’ compensation and disability leave, shall receive the $1,000.00 lump sum payment upon recall or return to active full-time status between date of ratification and December 31, 2018. Casual employees, as of the date of ratification, who have worked at least 300 hours between September 1, 2017 and March 31, 2018 will receive a $500.00 lump sum payment.  Payment of the lump sum will be made by separate check and within thirty days of date of ratification.

General Wage Adjustments:

1. General Wage Adjustments: All Regular Employees.

All regular employees subject to this Agreement will receive the following general wage increases:

a. Effective July 1, 2018:

$0.30 increase per hour on all hourly rates

0.750 cents per mile on all mileage rates

b. Effective July 1, 2019:

$0.35 increase per hour on all hourly rates

0.875 cents per mile on all mileage rates

c. Effective July 1, 2020:

$0.40 increase per hour on all hourly rates

1.000 cents per mile on all mileage rates

d. Effective July 1, 2021:

$0.45 increase per hour on all hourly rates

1.125 cents per mile on all mileage rates

e. Effective July 1, 2022:

$0.50 increase per hour on all hourly rates

1.250 cents per mile on all mileage rates

f. No employee shall suffer a reduction in a wage rate as a result of this agreement.

Other Wage Adjustments:

g. Casual Rates:
1.

City and Combination Casuals Hourly rates for city and combination casuals (CDL required) shall increase by 85% of the general wage increase for regular employees on the dates shown in Section 1 of this Article.

2.

Effective July 1, 2018, the hourly rate for dock only casuals will increase to $16.25.
Effective July 1, 2019, the hourly rate for dock only casuals will increase to $16.50.
Effective July 1, 2020, the hourly rate for dock only casuals will increase to $16.75.
Effective July 1, 2021, the hourly rate for dock only casuals will increase to $17.00.

Effective July 1, 2022, the hourly rate for dock only casuals will increase to $17.25.

Vacation:

a.

Employees will begin earning vacation under the new vacation eligibility schedule effective with their vacation anniversary date that begins on or after April 1, 2018.  The new vacation eligibility schedule shall be the vacation eligibility schedule in the applicable 2008 to 2013 supplemental agreements.

b.

Vacation for vacation anniversary dates effective April 1, 2013 to March 31, 2018 was or is being earned under the prior eligibility schedule and will be subject to the terms of that bargaining agreement and will not be affected.  No employee shall be subject to the loss of more than 1 week of vacation per vacation anniversary year earned from April 1, 2013 to March 31, 2018.

Profit-Sharing Bonus (MOU to ABF NMFA, E. (1-3)

1.

If the Employer achieves a published, annual operating ratio of 96.0 or below for any full calendar year during this agreement (2019 through 2022), each employee will receive a bonus based on their individual W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved according to the following schedule:

ABF Published Annual Operating Ratio	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

2.

The profit-sharing bonus will be distributed to the employees by separate check within 60 days of the end of the calendar year.  An employee must be on the ABF seniority list for the entire calendar year in question to be eligible for such a bonus. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the year in question shall not be eligible for a year-end bonus.

3.

There shall be no inter-company charges initiated by the employer or changes in accounting assumptions or practices (GAAP), except as required to conform to governmental regulation, for the purpose of defeating the calculation of the Monthly, daily and/or hourly contributions shall be annual operating ratio.

Health & Welfare and Pension Plans:

All current language shall be replaced with the following:

a. The Company shall continue to contribute to the same Health and Welfare and Pension Funds it was contributing to as of March 1, 2018 and abide by each Fund’s rules and regulations. The Company shall execute all documents and participation agreements required by each Fund to maintain participation. The Company shall continue to contribute at the rates required as of March 31, 2018 as determined by the applicable Fund.

b. Health and Welfare Contribution Increases: Effective August 1, 2018 and each August 1 thereafter during the life of the agreement, the Company shall increase its contribution by the amount determined by the Funds, as being necessary to maintain benefits and/or comply with legally mandated benefit levels, not to exceed an increase of up to $0.50 per hour (or weekly/monthly equivalent) per year. Once a Fund issues a determination that an increase is reasonably necessary to maintain benefits in a given year, the increase shall become due and owing upon written notice from the Fund to the Company, provided the combined Health and Welfare increase does not exceed $0.50 per hour. The Article 20 approval process is no longer required. If the Company refuses to honor a request for an increase from the applicable Fund, the matter shall proceed directly to the National Grievance Committee for consideration. If the National Grievance Committee deadlocks, the request of the Fund shall prevail and be honored by the Company. Failure to comply within seventy-two (72) hours shall constitute an immediate delinquency.

For the following funds, however, the following fixed guaranteed contribution rate increases shall apply:

Central States Health - Teamcare

Western Teamsters Welfare Trust (WTWT)

Central Pennsylvania Health Plan

Local 710 Health Plan

Local 705 Health Plan

Local 179 Health Plan

Local 673 Health Plan

August 1, 2018-increase $0.39 per hour

August 1, 2019-increase $0.40 per hour

August 1, 2020-increase $0.42 per hour

August 1, 2021-increase $0.50 per hour

August 1, 2022-increase $0.50 per hour

Monthly, daily and/or hourly contributions shall be converted from the hourly contributions in accordance with past practice.

The trigger in all Supplements for qualifying for a week’s health and welfare contribution will remain three days, except for supplements that have a longer requirement. Those Supplements on an hourly contribution will continue their respective practices. The trigger for the obligation to make health & welfare contributions in Supplements that provide for a monthly-based contribution shall remain the same.

c. Pension Funds/Rates: All Pension contribution rates shall be frozen at those rates required by the applicable Pension Fund as of March 31, 2018 for the duration of this agreement. Neither the Company nor any Pension Fund is permitted to require contributions or payments of any assessments, co-pays, fees or surcharges from any employee or Union entity signatory hereto as a result of the frozen rate.

The “one-punch” rule for pension contributions in the Chicago area pension funds shall apply where such rule applied prior to the 2013-18 ABF NMFA.

Reopener: If new pension legislation is enacted during the term of this agreement, Article 27’s reopener provisions shall apply.

If any Pension Fund rejects this agreement because of the company’s level of contributions or otherwise refuses to accept the frozen contribution rate and terminates the Company’s participation in the Fund, the Company shall make contributions to the Teamsters National 401(k) Savings Plan in the amount of six dollars ($6.00) per hour on behalf of the employees in the area covered by the Pension Fund. Such amount shall be immediately 100% vested for the benefit of the employee. If a withdrawal event occurs for any other reason, Article 27’s reopener provisions shall apply (including the right to take economic action).

The Company will not seek to withdraw from any Pension Fund to which it contributed under the 2013-18 ABF NMFA.

Duration: April 1, 2018 through June 30, 2023 (63 months)

~~MOU to ABF NMFA~~

~~ABF Freight System Wage and Vacation Reduction – Job~~

~~Security Guidelines~~

~~Effective First Payroll Period Following Ratification~~

~~through March 31, 2018~~

~~(unless otherwise stated)~~

~~Part One: Employee Reduction~~

~~1. Wage Reduction.  All bargaining unit and non-bargaining unit employees (including management) will share the burden of economic sacrifice contained in this MOU since job security is the number one asset all ABF employees hope to participate in equally. Towards that end, the bargaining unit employees will be paid in accordance with the wage adjustments set forth in the ABF NMFA, which adjustments are on the following basis:~~

~~All employees shall have their hourly wage and mileage rates be reduced by 7.0%.~~

~~Effective July 1, 2014:  Increase all hourly wage and mileage rates by 2.0%~~

~~Effective July 1, 2015:  Increase all hourly wage and mileage rates by 2.0%~~

~~Effective July 1, 2016:  Increase all hourly wage and mileage rates by 2.0%~~

~~Effective July 1, 2017:  Increase all hourly wage and mileage rates by 2.5%~~

~~Such wage reductions and/or reduced earnings shall include overtime, incentive pay, etc, in addition to vacation, sick pay, holiday pay, funeral leave, jury duty, and other paid for time not worked.  Non-bargaining unit employees shall share the burden as set forth in (a) below.~~

~~(a) The Employer must reduce the total compensation (defined as wages plus health and welfare and pension or retirement benefits) of all non - ABF NMFA bargaining unit employees (including management) by the same percentage reduction (an "Equal Reduction") in total compensation as is being applied to bargaining unit employees.  Consideration will be made for all parties’ respective sacrifices instituted during the twenty four months prior to this Plan’s effective date. The Employer and TNFINC shall cooperate in achieving the equal sacrifice among Canadian employees of ABF, and recognize such efforts must be in compliance with applicable Canadian federal and provincial law.~~

~~(b) This MOU shall not prevent the Employer from paying variable, performance based compensation as the Employer has paid in past practice. This shall also not prevent the Employer from providing targeted increases to individual employees if necessary, in the Employer’s judgment, to operate the business so long as the overall total compensation increases are within the effective overall total compensation percentage increases to be received by the bargaining unit employees. If it becomes necessary to exceed this overall percentage increase limit to retain employees for the efficient continued operation of the business, the Employer would request approval from TNFINC.~~

~~4. New Hires~~

~~All employees hired after ratification shall be paid in accordance with the newly established contractual new hire percentages and the newly established contractual rates.~~

~~Part Two: Employee Protections~~

~~(A).Access to Employer Financial Records.~~

~~The Employer shall submit an annual financial statement to the Local Unions which shall include an income statement, balance sheet and statement of cash flow for the prior year. The Union reserves the right on an annual basis to examine records of the Employer in order to monitor Employer compliance or utilize an independent auditor of its choice to do the same.  As a condition of being provided such statements, books and audit, the Union (and any accountant or auditor engaged on its behalf) must agree to maintain the confidentiality of any Employer financial statements and reports for the protection of the Employer, and to execute a reasonable confidentiality agreement if the Employer requests in such form as the Employer may reasonably require.~~

~~(B) Work Preservation.~~

~~(a) For the duration of this Agreement, the Employer agrees not to establish or purchase any union or non-union trucking company without the prior approval of TNFINC.~~

~~(b) The Employer agrees that during every year of the ABF NMFA it will fund the purchase, replacement and maintenance of ABF rolling stock (tractors, trailers and other ABF power equipment) in an amount not less than the net wage reduction provided by the ABF NMFA.~~

~~(c)The Employer agrees that it will not transfer any bargaining unit work to another trucking company or truckingrelated service company, regardless of whether that company is affiliated with either ABF or its parent company, unless expressly authorized by the ABF-NMFA.~~

~~(d) The Employer makes a good faith commitment, absent any new regulatory or unforeseen extraordinary events, that it will not close ABF for the duration of this agreement.~~

~~(C) Bankruptcy Protection.~~

~~The purpose of this wage reduction is to make a financial accommodation for the benefit of the Employer, within the meaning of section 365(e)(2) of the Bankruptcy Code. Accordingly, if the Employer files a Chapter 7 or 11 bankruptcy petition or is placed in an involuntary bankruptcy proceeding, the wage reduction may be terminated and wages reverted to full contract agreement on a prospective basis, if TNFINC so elects in writing. If TNFINC does not exercise its option hereunder, the Employer agrees not to file any motion under Sections 1113 or 1114 of the Bankruptcy Code without the union’s approval.~~

~~(D) Current Ownership.~~

~~In the event a Change of Control of ABF occurs (without the prior written consent of the Union), this wage reduction may be terminated and wages reverted to full contract wage rates in effect immediately prior to ratification on a prospective basis if the Union so elects in writing and all other provisions of this Plan shall be null and void on a prospective basis.~~

~~For the purposes of this wage reduction, a "Change of Control," shall be deemed to have taken place when a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, assumes ownership of more than 50% of the total voting power of the stock of ABC or where the current directors of ABC (or directors that they nominate or their nominees nominate) no longer continue to hold more than 50% of the voting power of the board of directors).~~

~~(E) Profit-Sharing Bonus~~

~~2.  If the Employer achieves a published, annual operating ratio of 96.0 or below for any full calendar year during this agreement (2014 2019 through 20172022), each employee will receive a bonus based on their individual W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved according to the following schedule:~~

~~ABF Published Annual Operating Ratio~~	~~Bonus Amount~~
~~95.1 to 96.0~~	~~1%~~
~~93.1 to 95.0~~	~~2%~~
~~93.0 and below~~	~~3%~~

~~2.The profit-sharing bonus will be distributed to the employees by separate check within 60 days of the end of the calendar year.  An employee must be on the ABF seniority list for the entire calendar year in question to be eligible for such a bonus. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the year in question shall not be eligible for a year-end bonus.~~

~~3.There shall be no inter-company charges initiated by the employer or changes in accounting assumptions or practices (GAAP), except as required to conform to governmental regulation, for the purpose of defeating the calculation of the annual operating ratio.~~

~~(F) Pension Legislation~~

~~In the event that future federal legislation allows ABF to reduce its pension contribution rates which would not cause a reduction in benefits, the Company reserves the right to reopen the ABF NMFA as it relates to the pension contribution rates.  If the parties do not~~

~~agree on a mutually satisfactory resolution to negotiations over such issue within sixty (60) days of the start of such negotiations, either party shall be permitted all legal or economic recourse in support of its proposals on this matter notwithstanding any provisions of this Agreement to the contrary.~~

~~(G) Dispute Resolution~~

~~As part of the Collective Bargaining Agreement, disputes pertaining to this MOU are subject to the grievance procedure contained in the ABF National Master Freight Agreement. However, any grievance filed hereunder, by either party, shall be referred directly to the appropriate Regional Joint Area Committee for initial hearing and disposition.~~